Exhibit 2.1

ARRANGEMENT AGREEMENT

BETWEEN

GRAN TIERRA ENERGY INC.

- and -

PETROLIFERA PETROLEUM LIMITED

January 17, 2011

TABLE OF CONTENTS

-i-

TABLE OF CONTENTS
(continued)

		Page

ARTICLE 6
AGREEMENT AS TO DAMAGES AND OTHER ARRANGEMENTS

6.1	AcquireCo Damages	58
6.2	TargetCo Damages	60
6.3	Fees and Expenses	60

ARTICLE 7
AMENDMENT

7.1	Amendment of Agreement	60
7.2	Amendment of Plan of Arrangement	61

ARTICLE 8
TERMINATION

8.1	Termination	61
8.2	Effect of Termination	62
8.3	Waiver	62

ARTICLE 9
NOTICES

9.1	Notices	63

ARTICLE 10
GENERAL

10.1	Binding Effect	64
10.2	Assignment	64
10.3	Disclosure	64
10.4	Costs	64
10.5	Severability	64
10.6	Further Assurances	64
10.7	Time of Essence	65
10.8	Governing Law	65
10.9	Officers' and Directors' Insurance and Indemnities	65
10.10	Third Party Beneficiaries	65
10.11	Counterparts	66

-ii-

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated as of the 17th day of January, 2011.

BETWEEN:

GRAN TIERRA ENERGY INC., a corporation formed under the Laws of Nevada ("AcquireCo")

AND:

PETROLIFERA PETROLEUM LIMITED, a corporation formed under the Federal Laws of Canada ("TargetCo")

WHEREAS:

A.           The Parties desire to enter into this Agreement to implement the indirect acquisition of TargetCo by AcquireCo and certain other transactions;

B.           the Parties intend to carry out the transactions contemplated herein by way of an arrangement under the provisions of the CBCA;

C.           AcquireCo has entered into the Voting Agreements with certain TargetCo Securityholders; and

D.           the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto do hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement (including the recitals hereto) the following defined terms have the meanings hereinafter set forth:

(a)	"ABCA" means the Business Corporations Act (Alberta), as amended, including the regulations promulgated thereunder;

(b)
"Acceptable Confidentiality Agreement" means a confidentiality agreement that contains confidentiality and standstill provisions that are substantially similar and no less favourable, in the aggregate, to TargetCo, than those contained in the TargetCo Confidentiality Agreement;

(c)	"AcquireCo" means Gran Tierra Energy Inc., a corporation formed under the Laws of Nevada;

(d)	"AcquireCo Board of Directors" means the board of directors of AcquireCo as it may be comprised from time to time;

(e)	"AcquireCo Confidentiality Agreement" means the confidentiality agreement dated December 10, 2010 between AcquireCo and TargetCo;

(f)
"AcquireCo Financial Statements" means, collectively, the audited consolidated financial statements of AcquireCo as at and for the years ended December 31, 2009 and 2008, together with the notes thereto and the auditors' report thereon, and the unaudited consolidated financial statements of AcquireCo as at and for the nine month periods ended September 30, 2010 and 2009, together with the notes thereto;

(g)
"AcquireCo Information" means the information furnished by or on behalf of AcquireCo to TargetCo for inclusion in the Information Circular describing AcquireCo and its business, operations and affairs;

(h)	"AcquireCo Option Plan" means the stock option plan established by AcquireCo, as amended from time to time, providing for the issuance of AcquireCo Options;

(i)	"AcquireCo Options" means options to acquire AcquireCo Shares pursuant to the AcquireCo Option Plan;

(j)
"AcquireCo Reserve Report" means the report prepared by GLJ dated February 1, 2010, and effective December 31, 2009, evaluating the crude oil, natural gas liquids and natural gas reserves of all of AcquireCo's (and its subsidiaries') properties and the present value of the estimated future net revenues associated with such reserves;

(k)	"AcquireCo Shareholders" means the holders from time to time of AcquireCo Shares;

(l)	"AcquireCo Shares" means the common stock of AcquireCo, US$0.001 par value;

(m)	"AcquireCo Termination Fee" has the meaning set forth in Section 6.2;

(n)
"AcquireCo Warrant Indenture" means the warrant indenture to be entered into as of the Effective Date between AcquireCo and a warrant trustee selected by AcquireCo, providing for the issuance of the Replacement Warrants;

(o)	"AcquireCo Warrants" means warrants to acquire AcquireCo Shares;

(p)
"Acquisition Proposal" means any inquiry or the making of any proposal to TargetCo or TargetCo Securityholders from any Person, or group of Persons "acting jointly or in concert" (within the meaning of MI 62-104), which contemplates, relates to or could reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) the issuance, sale or other disposition (including by way of merger, amalgamation, arrangement, consolidation, share exchange or similar transaction) of 20% or more of the voting or equity securities of TargetCo or any of its subsidiaries; (ii) any acquisition of a substantial amount of assets of TargetCo or any of its subsidiaries; (iii) an amalgamation, arrangement, merger, consolidation or other business combination involving TargetCo or any of its subsidiaries; (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization or similar transaction involving TargetCo or any of its subsidiaries; (v) any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent, impair or delay the transactions contemplated by this Agreement or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to AcquireCo under this Agreement or the Arrangement; or (vi) any public announcement of an intention to do any of the foregoing;

(q)	"Administration Services Agreement" means the administration services agreement dated effective January 1, 2008 between TargetCo and Connacher Oil and Gas Limited, as the same may be amended;

(r)	"affiliate" has the meaning set forth in MI 62-104;

(s)	"AMEX" means the NYSE Amex LLC;

(t)
"Applicable Canadian Securities Laws", in the context that refers to one or more Persons, means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada, the rules of the TSX, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Time, as the foregoing apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(u)
"Applicable Corporate Laws" in the context that refers to one or more Persons, means all corporate laws, including the ABCA and the CBCA, as the foregoing apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(v)
"Applicable Laws", in the context that refers to one or more Persons, means the Laws that apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(w)	"Applicable Securities Laws" means, collectively, Applicable Canadian Securities Laws and Applicable U.S. Securities Laws;

(x)
"Applicable U.S. Securities Laws" in the context that refers to one or more Persons, means, collectively, and as the context may require, the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time, including the U.S. Exchange Act, the U.S. Securities Act and SOX and the rules of the AMEX, as the foregoing may apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(y)	"Arrangement" means the arrangement pursuant to section 192 of the CBCA set forth in the Plan of Arrangement;

(z)	"Arrangement Resolution" means the special resolution in respect of the Arrangement to be considered at the TargetCo Meeting;

(aa)
"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted, giving effect to the Arrangement;

(bb)	"Business Day" means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta;

(cc)	"CBCA" means the Canada Business Corporations Act, as amended, including the regulations promulgated thereunder;

(dd)	"Claim" means any claim, action, suit, hearing, investigation, complaint or other proceeding;

(ee)	"Closing Time" shall be 11:00 a.m. (Calgary time) on the Effective Date, unless otherwise agreed to by TargetCo and AcquireCo;

(ff)	"Code " means the U.S. Internal Revenue Code of 1986, as amended;

(gg)	"Competition Act" means the Competition Act (Canada), as amended from time to time, together with the regulations promulgated thereunder;

(hh)	"Court" means the Court of Queen's Bench of Alberta;

(ii)
"Designated Officers" means, in respect of AcquireCo, the President and Chief Executive Officer, the Chief Financial Officer and Chief Operating Officer and, in respect of TargetCo, the Executive Chairman, the President and Chief Executive Officer, the Chief Financial Officer and the Vice President, Exploration and New Ventures;

(jj)	"Director" means the Director duly appointed under section 260 of the CBCA;

(kk)	"Dispute" has the meaning set forth in Section 3.1(k);

(ll)	"Effective Date" means the date the Arrangement is effective under the CBCA;

(mm)	"Effective Time" means the time at which the Articles of Arrangement are filed with the Director under the CBCA;

(nn)
"Environmental Laws" means all federal, municipal or local Laws of any Governmental Entity or of any court, tribunal or other similar body, relating to environmental matters in the jurisdictions applicable to such Person or its business, activities, property, assets or undertaking, including legislation governing the use and storage of Hazardous Substances;

(oo)	"FCPA" has the meaning set forth in Section 4.1(zz);

(pp)
"Final Order" means the final order of the Court approving the Arrangement pursuant to subsection 192(4) of the CBCA to be applied for following the TargetCo Meeting as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(qq)
"GAAP" means, with respect to references to TargetCo matters, Canadian generally accepted accounting principles, and with respect to references to AcquireCo matters, generally accepted accounting principles in the United States of America;

(rr)	"GLJ" means GLJ Petroleum Consultants Ltd., independent petroleum engineering consultants of Calgary, Alberta;

(ss)
"Governmental Entity" means: (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign; (ii) any subdivision, agent, commission, board, regulatory authority, administrative agency or other authority of any of the foregoing; (iii) any self-regulatory authority, including the TSX and the AMEX; or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(tt)	"Government Official" has the meaning set forth in Section 4.1(zz)(i);

(uu)
"Hazardous Substances" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined in any Environmental Laws;

(vv)	"including" and "includes" means "including, without limitation" and "includes, without limitation", respectively;

(ww)
"Information Circular" means the information circular of TargetCo to be sent by TargetCo to the TargetCo Securityholders in connection with the TargetCo Meeting, as such information circular may be affirmed, amended or modified subject to the Agreement;

(xx)
"Interim Order" means the interim order of the Court under subsection 192(4) of the CBCA containing declarations and directions with respect to the TargetCo Meeting and the Arrangement, as such order may be affirmed, amended or modified by the Court;

(yy)	"Labour Representative" has the meaning set forth in Section 4.1(gg);

(zz)
"Laws" means all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances (including all Applicable Corporate Laws and Applicable Securities Laws), and the terms and conditions of any grant of approval, permission, authority or license, in each case of any court, Governmental Entity, statutory body or self-regulatory authority (including the TSX and the AMEX);

(aaa)
"Material Adverse Change" or "Material Adverse Effect" means, with respect to any Person, any change, effect, fact, circumstance, occurrence or event that, individually or in the aggregate: (a) is, or could reasonably be expected to be, material and adverse to the business, operations, assets, cash flow, liabilities, capitalization, financial condition or results of operations of such Person and its subsidiaries, taken as a whole; or (b) could reasonably be expected to prevent, materially delay or materially impair the ability of TargetCo or AcquireCo to consummate the transactions contemplated by this Agreement; provided, however, that neither a Material Adverse Change nor a Material Adverse Effect shall include any change, effect, fact, circumstance, occurrence or event relating to or resulting from: (i) general economic, financial, credit, currency exchange, securities or commodity prices in Canada or elsewhere; (ii) conditions affecting the oil and gas exploration, development and production industry as a whole, and not specifically relating to any Person and/or its subsidiaries; (iii) any decline in crude oil or natural gas prices on a current or forward basis; (iv) changes in Laws, including changes in Laws relating to Tax, or in interpretations thereof; (v) any matter which has been disclosed by AcquireCo to TargetCo in writing (including via e-mail) as of the date hereof or any matter contained in the TargetCo Disclosure Letter; (vi) the announcement of the transactions contemplated by this Agreement or other communication by AcquireCo or its affiliates of its plans or intentions (including in respect of employees) with respect the business of TargetCo or its subsidiaries, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with TargetCo or any of its subsidiaries; (vii) the failure to meet analyst projections, in and of itself; (viii) a decline in such Person’s stock price, in and of itself; (ix) any required changes in accounting principles; (x) any natural disaster or any acts of war (whether or not declared), terrorism or sabotage, or any escalation or worsening thereof; (xi) any changes arising from matters permitted or contemplated by this Agreement; (xii) any changes consented to or approved in each case in writing by the Other Party following the date of this Agreement; or (xiii) any unfavourable results in respect of wells currently being drilled by a Party or in respect of which drilling commences prior to the Effective Date, provided that, with respect to items (i), (ii), (iii) and (x) above, such matter does not have a materially disproportionate effect on the Person relative to comparable entities operating in the oil and gas exploration, exploitation, development and production business for the purposes of determining whether a Material Adverse Change or Material Adverse Effect has occurred, and provided further, that with respect to items (vii) and (viii) above, the facts and circumstances underlying such failure or decline may be taken into account for the purposes of determining whether a Material Adverse Change or Material Adverse Effect has occurred;

(bbb)
"material change" means, with respect to references to TargetCo matters, the meaning ascribed thereto under Applicable Canadian Securities Laws, and with respect to references to AcquireCo matters, the meaning ascribed thereto under Applicable US Securities Laws;

(ccc)	"MI 61-101" means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators, as amended or replaced from time to time;

(ddd)	"MI 62-104" means Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators, as amended or replaced from time to time;

(eee)
"misrepresentation" means, with respect to references to TargetCo matters, the meaning ascribed thereto under Applicable Canadian Securities Laws, and with respect to references to AcquireCo matters, the meaning ascribed thereto under Applicable US Securities Laws;

(fff)	"Other Party" means: (i) with respect to TargetCo, AcquireCo; and (ii) with respect to AcquireCo, TargetCo;

(ggg)	"Outside Date" means April 30, 2011 or such other date as may be agreed to in writing by the Parties;

(hhh)	"Parties" means, collectively, the parties to this Agreement, and "Party" means any one of them, or where implied by the context, means: (i) TargetCo; or (ii) AcquireCo, as the case may be;

(iii)
"Permitted Encumbrances" means: (i) any statutory exceptions to title; (ii) inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of real or personal property for which payment is not due; (iii) easements, rights of way, servitudes, licenses, permits and other similar rights in real property (including easements, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables) which do not materially impair the use of the applicable real property subject thereto as such property is being used at the date hereof; or (iv) liens for Taxes in respect of real property not yet due and payable;

(jjj)
"Person" includes any individual, sole proprietorship, partnership, firm, joint venture, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or Governmental Entity, and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representatives of any other entity, whether or not having legal status;

(kkk)	"Plan of Arrangement" means the plan of arrangement in the form set out in Schedule 1.1(kkk), as amended or supplemented from time to time in accordance with article 6 thereof and Section 7.2;

(lll)
"Public Record" means all information filed by either TargetCo or AcquireCo, as the case may be, after December 31, 2009 and prior to the date of this Agreement with any Securities Regulatory Authority in compliance, or intended compliance, with any Applicable Canadian Securities Laws, to the extent such information is readily available to the general public;

(mmm)
"Puesto Morales Agreement" means the purchase and sale agreement regarding the Puesto Morales/Rinconada Concession dated November 26, 2004 between Connacher Oil and Gas Limited (Sucursal Argentina) and TargetCo, as amended by an amending agreement dated March 11, 2005;

(nnn)
"Purchaser" means Solana Resources Limited or a yet to be formed direct or indirect subsidiary of either Solana Resources Limited or Gran Tierra Exchangeco Inc., as determined by AcquireCo prior to making application for the Interim Order;

(ooo)	"Replacement Warrant" has the meaning set forth in Section 2.3(c);

(ppp)	"Representative" has the meaning set forth in Section 3.4(a);

(qqq)	"SEC" means the United States Securities and Exchange Commission;

(rrr)
"Securities Regulatory Authorities" means all applicable securities regulatory authorities, including: (i) the provincial and territorial securities regulatory authorities in the provinces and territories of Canada in which either AcquireCo or TargetCo is a reporting issuer (or the equivalent); (ii) all applicable federal and state securities regulatory authorities in the United States, including the SEC, in each case having or claiming jurisdiction over AcquireCo and TargetCo; (iii) the TSX; and (iv) the AMEX;

(sss)	"Share Exchange Ratio" has the meaning set forth in Section 2.3(a);

(ttt)	"SOX" means the United States Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder;

(uuu)	"subsidiary" has the meaning ascribed thereto in MI 62-104;

(vvv)	"Superior Proposal" has the meaning set forth in Section 3.4(a)(vii)(A);

(www)	"TargetCo" means Petrolifera Petroleum Limited, a corporation formed under the Federal Laws of Canada;

(xxx)	"TargetCo Board of Directors" means the board of directors of TargetCo as it may be comprised from time to time;

(yyy)	"TargetCo Change of Control Payments" has the meaning set forth in Section 2.6(a);

(zzz)	"TargetCo Confidentiality Agreement" means the confidentiality agreement dated September 17, 2010 between AcquireCo and TargetCo;

(aaaa)	"TargetCo Credit Facilities" means, collectively, the facilities and debt instruments disclosed under Notes 4 and 5 of the TargetCo Financial Statements for the period ended September 30, 2010;

(bbbb)	"TargetCo Disclosure Letter" means the disclosure letter dated effective the date hereof from TargetCo to AcquireCo;

(cccc)	"TargetCo Employees" means the employees of TargetCo and its subsidiaries;

(dddd)	"TargetCo Employment Agreements" means the management employment agreements between TargetCo and each of Gary Wine, Kristen Bibby and Robert Erlich and the severance agreement with Richard Gusella;

(eeee)	"TargetCo Fairness Opinion" has the meaning set forth in Section 4.1(dd);

(ffff)
"TargetCo Financial Statements" means, collectively, the audited consolidated financial statements of TargetCo as at and for the years ended December 31, 2009 and 2008, together with the notes thereto and the auditors' report thereon, and the unaudited consolidated financial statements of TargetCo as at and for the nine month periods ended September 30, 2010 and 2009, together with the notes thereto;

(gggg)	"TargetCo Meeting" means the special meeting of TargetCo Shareholders to be held to consider, among other things, the Arrangement and related matters, and any adjournment thereof;

(hhhh)	"TargetCo Optionholders" means the registered or beneficial holders of TargetCo Options;

(iiii)	"TargetCo Options" means options to acquire TargetCo Shares pursuant to the TargetCo Option Plan;

(jjjj)	"TargetCo Option Plan" means the stock option plan established by TargetCo, as amended from time to time, providing for the issuance of TargetCo Options;

(kkkk)	"TargetCo Plans" has the meaning set forth in Section 4.1(ff);

(llll)
"TargetCo Reserve Report" means the report prepared by GLJ dated March 5, 2010 and effective December 31, 2009, evaluating the crude oil, natural gas liquids and natural gas reserves of all of TargetCo's (and its subsidiaries') properties and the present value of the estimated future net revenues associated with such reserves;

(mmmm)	"TargetCo Securities" means, collectively, the TargetCo Shares, the TargetCo Options and the TargetCo Warrants;

(nnnn)	"TargetCo Securityholders" means, collectively, the TargetCo Shareholders, the TargetCo Optionholders and the TargetCo Warrantholders;

(oooo)	"TargetCo Shareholders" means the registered or beneficial holders of TargetCo Shares, including TargetCo Shares acquired upon the exercise of TargetCo Options and TargetCo Warrants;

(pppp)	"TargetCo Shares" means the common shares of TargetCo;

(qqqq)	"TargetCo Termination Fee" has the meaning set forth in Section 6.1;

(rrrr)	"TargetCo Warrantholders" means the registered or beneficial holders of TargetCo Warrants;

(ssss)	"TargetCo Warrants" means warrants to acquire TargetCo Shares;

(tttt)
"Tax" or "Taxes" means all taxes, however denominated, including any instalments with respect thereto and any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, social insurance taxes, sales and use taxes, goods and services taxes, ad valorem taxes, duties, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property governmental charges, stamp taxes, insurance taxes, environmental taxes, transfer taxes, capital taxes and other obligations of the same or of a similar nature to any of the foregoing taxes including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers' compensation premiums, and other taxes which a Party (or any of its subsidiaries) is required to pay, withhold, remit or collect;

(uuuu)	"Tax Act" means the Income Tax Act (Canada), including the regulations promulgated thereunder, as amended from time to time;

(vvvv)
"Tax Returns" means all reports, estimates, elections, designations, forms, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes whether in tangible or electronic form;

(wwww)	"TSX" means the Toronto Stock Exchange;

(xxxx)	"United States" or "U.S." means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(yyyy)	"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

(zzzz)
"U.S. holder" means any Person or entity whose address appears on the records of TargetCo, or any voting or other trustee, depositary, share transfer agent or other Person or entity acting in a similar capacity on behalf of TargetCo, as being located in the United States;

(aaaaa)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended; and

(bbbbb)
"Voting Agreements" means the voting support agreements, each dated as of the date hereof, entered into between AcquireCo and certain TargetCo Securityholders pursuant to which, among other things, such TargetCo Securityholders have agreed, subject to the terms and conditions thereof, to support the Arrangement and either, as applicable:  (i) vote their TargetCo Securities; or (ii) otherwise cause any votes associated with such TargetCo Securities to be voted, in favour of the Arrangement at the TargetCo Meeting.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and subsections is for convenience of reference only and does not affect the construction or interpretation of this Agreement.  The terms "Agreement", "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the exhibit attached hereto) and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, etc.

Words importing the singular number include the plural and vice versa, words importing the use of any gender include all genders.

1.4	Date for Any Action

With the exception of the time frames contemplated by Section 3.4, if any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day and a business day in the place where an action is required to be taken, such action is required to be taken on the next succeeding day which is a Business Day and a business day, as applicable, in such place.

1.5	Entire Agreement

This Agreement, the TargetCo Confidentiality Agreement and the AcquireCo Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof.

1.6	Currency

All references to "$" or sums of money that are referred to in this Agreement are expressed in lawful money of Canada, unless specified otherwise.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

1.8	Knowledge

Where in this Agreement a representation or warranty is made on the basis of the knowledge or awareness of TargetCo or AcquireCo, as the case may be, such knowledge or awareness consists of the actual knowledge, as of the date of this Agreement, of the Designated Officers of TargetCo or AcquireCo, as the case may be, but which shall also include the knowledge that the applicable Designated Officers would reasonably be expected to have had they conducted a reasonable inquiry into the relevant subject matter.

1.9	Interpretation Not Affected by Party Drafting

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.10	Schedules

The following schedules attached hereto are incorporated into and form an integral part of this Agreement:

Schedule 1.1(kkk)	-	Plan of Arrangement
Schedule 1.1(bbbbb)	-	Form of Voting Support Agreement
Schedule 2.6	-	Form of Release

ARTICLE 2
THE ARRANGEMENT

2.1	Plan of Arrangement

(a)
TargetCo will file, proceed with and diligently prosecute an application for an Interim Order providing for, amongst other things, the calling and holding of the TargetCo Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement Resolution and related matters to be considered at the TargetCo Meeting.

(b)
Provided all necessary approvals for the Arrangement Resolution are obtained from the TargetCo Shareholders, TargetCo shall, subject to the terms of this Agreement, submit the Arrangement to the Court and apply for the Final Order.

(c)
Upon issuance of the Final Order and subject to the conditions precedent in Article 5, each of TargetCo on the one hand and AcquireCo on the other hand shall execute and deliver such closing documents and instruments and forthwith proceed at the Closing Time to file with the Director, the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out therein without any further act or formality.

2.2	Interim Order

TargetCo shall apply for the Interim Order by not later than February 28, 2011, or on such other date as agreed by the Parties, and the Interim Order shall provide among other things:

(a)	that the securities of TargetCo for which holders shall be entitled to vote on the Arrangement Resolution at the TargetCo Meeting shall be the TargetCo Shares;

(b)	that each TargetCo Shareholder shall be entitled to one vote for each TargetCo Share held by such holder;

(c)	that the requisite approvals in respect of the Arrangement Resolution shall be:

(i)	two thirds of the votes cast by the TargetCo Shareholders present in person or by proxy at the TargetCo Meeting; and

(ii)
if required, a majority of the votes cast by the TargetCo Shareholders present in person or by proxy at the TargetCo Meeting, after excluding the votes in respect of TargetCo Shares required to be excluded pursuant to MI 61-101;

(d)	for the grant of dissent rights to TargetCo Shareholders; and

(e)	for the notice requirements with respect to the application by TargetCo to the Court for the Final Order.

2.3	Articles of Arrangement

The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide substantially as follows (provided that, in the event of any inconsistency between the Plan of Arrangement and this Section 2.3, the Plan of Arrangement shall supersede this Section 2.3):

(a)
that each outstanding TargetCo Share (other than the TargetCo Shares that are held by holders who have exercised their dissent rights and who are ultimately entitled to be paid the fair value for such TargetCo Shares) shall be transferred by the holder thereof to Purchaser in exchange for 0.1241 of a fully paid and non-assessable AcquireCo Share (the fraction specified in this Section 2.3(a), as such fraction may be adjusted in accordance with Section 2.4, is hereinafter referred to as the "Share Exchange Ratio") and the name of each such holder will be removed from the register of holders of TargetCo Shares and added to the register of holders of AcquireCo Shares and Purchaser will be recorded as the holder of such TargetCo Shares so transferred and shall be deemed to be the legal and beneficial owner thereof;

(b)
no fractional AcquireCo Shares shall be delivered.  In lieu thereof, each holder of TargetCo Shares who otherwise would be entitled to receive a fraction of an AcquireCo Share (after aggregating all fractional shares of AcquireCo Shares issuable to such holder) shall receive the nearest whole number of AcquireCo Shares determined in accordance with section 5.7 of the Plan of Arrangement; and

(c)
that each TargetCo Warrant, if any are outstanding and unexercised immediately prior to the Effective Time, will be sold, assigned and transferred to AcquireCo in exchange for a warrant issued by AcquireCo to purchase AcquireCo Shares (a "Replacement Warrant"), provided that: (A) each Replacement Warrant issued by AcquireCo may be exercised solely for one AcquireCo Share; (B) the number of Replacement Warrants exchanged for each such TargetCo Warrant shall be equal to the number of TargetCo Warrants immediately prior to the Effective Time multiplied by the Share Exchange Ratio, rounded, if necessary, in accordance with section 5.7 of the Plan of Arrangement; (C) the per share exercise price under each such Replacement Warrant shall be the per share exercise price under such TargetCo Warrant divided by the Share Exchange Ratio and rounding up to the nearest whole cent; (D) the other terms of the TargetCo Warrants shall remain substantially unchanged; and (E) the Replacement Warrants shall be governed by the other terms and conditions set forth in the AcquireCo Warrant Indenture; provided, however, that each Replacement Warrant issued by AcquireCo in accordance with this Section 2.3(c) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. The AcquireCo Warrant Indenture will be structured to provide a procedure for exercise to ensure that a U.S. federal securities law exemption under section 3(a)(9) of the U.S. Securities Act is available for the issuance of the AcquireCo Shares underlying the Replacement Warrants.

2.4	Adjustments in the Share Exchange Ratio

If, between the date of this Agreement and the Effective Time, the outstanding TargetCo Shares or AcquireCo Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Share Exchange Ratio shall be appropriately adjusted.

2.5	Information Circular and TargetCo Meeting

(a)	As promptly as practicable following the execution of this Agreement and in compliance with the Interim Order and Applicable Laws, including Applicable Securities Laws:

(i)
TargetCo shall prepare the Information Circular together with any other documents required by Applicable Laws in connection with the TargetCo Meeting, in consultation with, and with assistance from, AcquireCo;

(ii)
TargetCo shall cause the Information Circular to be mailed to TargetCo Securityholders and other Persons as may be required pursuant to the Interim Order and Applicable Laws, and filed with applicable Governmental Entities in all jurisdictions where the same is required to be mailed and filed;

(iii)
TargetCo shall convene and hold the TargetCo Meeting, and shall use its reasonable commercial efforts to do so by March 30, 2011, and shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the TargetCo Meeting without the prior written consent of AcquireCo except:

(A)	as required for quorum purposes (in which case the TargetCo Meeting shall be adjourned and not cancelled) or by Applicable Laws or by a Governmental Entity; or

(B)
for an adjournment or postponement with the prior written consent of AcquireCo for the purpose of attempting to obtain the requisite approval of the Arrangement Resolution or an adjournment or postponement pursuant to Section 5.4(b);

(b)	AcquireCo shall, in a timely manner, furnish TargetCo with the AcquireCo Information required to be included in the Information Circular pursuant to Applicable Securities Laws; and

(c)
TargetCo and AcquireCo shall cooperate in the preparation, filing and mailing of the Information Circular. TargetCo shall provide AcquireCo and its representatives with a reasonable opportunity to review and comment on the Information Circular and any other relevant documentation and shall incorporate all reasonable comments made by AcquireCo and its counsel; and the Information Circular shall be reasonably satisfactory to AcquireCo and its counsel before it is filed or distributed to the TargetCo Securityholders.

2.6	Employees

(a)
The Parties acknowledge that the Arrangement will result in a "change of control" under the TargetCo Employment Agreements and the TargetCo Option Plan.  TargetCo represents and warrants that the obligations of TargetCo and its subsidiaries pursuant to all employment or consulting services agreements, termination, severance and retention plans or policies for severance, termination or bonus payments or any other payments related to any TargetCo option plan (including the TargetCo Employment Agreements and the TargetCo Option Plan), arising directly as a result of the Arrangement (collectively, the "TargetCo Change of Control Payments") will not exceed $3.0 million.  TargetCo further represents and warrants that all TargetCo Options have been granted pursuant to the form of stock option agreement (which remains in full effect, unamended) provided to AcquireCo's legal counsel by TargetCo's legal counsel on January 6, 2011.

(b)	(i)
The Parties acknowledge that the Arrangement will result in a "change of control" for purposes of the TargetCo Option Plan and that all awards pursuant to the TargetCo Option Plan will be accelerated thereunder and, in that regard:

(A)
the Parties agree that, notwithstanding the schedule of vesting, all outstanding TargetCo Options granted pursuant to the TargetCo Option Plan shall be immediately vested and shall be exercised, terminated or surrendered such that no TargetCo Options remain outstanding as at the Effective Time.

(B)
AcquireCo acknowledges that pursuant to the TargetCo Option Plan, a holder of TargetCo Options may elect to exercise all of the TargetCo Options held by such holder, whether previously vested or unvested, upon payment to TargetCo of the exercise price therefor (and any withholding taxes applicable to the exercise of such TargetCo Options) by way of bank draft or other acceptable means of payment and receive TargetCo Shares in respect of the number of TargetCo Options so exercised pursuant to the terms of the TargetCo Option Plan; or, as the sole alternative thereto and in accordance with the terms of the TargetCo Option Plan and the applicable stock option agreements, the holder of TargetCo Options may elect to surrender, without consideration, to TargetCo all unexercised TargetCo Options, whether previously vested or unvested, pursuant to section 8.03 of the applicable stock option agreement in consideration for a cash payment, net of any applicable withholding taxes, determined in accordance with section 8.03 of the applicable stock option agreement.  For purposes of determining the number of TargetCo Shares to be issued in exchange for the surrendered TargetCo Options, the "Exchange Date", as set forth in the applicable stock option agreement, shall be deemed to be the Effective Date.

(C)
AcquireCo will cause TargetCo to elect, in prescribed form, in respect of the TargetCo Options surrendered in accordance with the terms of the TargetCo Option Plan after the date hereof (and AcquireCo will cause TargetCo to file such election with the Minister of National Revenue in accordance with the Tax Act), that neither TargetCo, nor any person who does not deal at arm's length (within the meaning of the Tax Act) with TargetCo, will deduct, in computing income for the purposes of the Tax Act, any amount in respect of a cash payment made to holders of TargetCo Options in consideration for the surrender of their TargetCo Options, and AcquireCo will cause TargetCo to provide such holders of TargetCo Options with evidence in writing of such election.

(ii)	TargetCo shall use its commercially reasonable efforts to cause the resignation of all of the directors and officers of TargetCo and its subsidiaries on or immediately following the Effective Time.

(iii)
The Parties agree that any TargetCo Change of Control Payments that are payable in cash shall be paid by TargetCo prior to the Effective Date and held in escrow (under terms as mutually agreed between TargetCo and AcquireCo) by TargetCo's counsel for payment to the TargetCo Employees entitled thereto immediately following the Effective Time concurrent with the execution of full and final releases substantially in the form attached hereto as Schedule 2.6.

(c)
The "Retention Payments" to non-executive employees of TargetCo and its subsidiaries as set forth in section 4.1(qq) of the TargetCo Disclosure Letter will be payable to such non-executive employees no earlier than April 30, 2011, but shall be held in escrow (under terms mutually agreed between AcquireCo and TargetCo) from and after the Effective Date to April 30, 2011.

(d)	The completion payments set forth in section 4.1(qq) of the TargetCo Disclosure Letter shall be paid with the TargetCo Change of Control Payments at the Effective Time.

2.7	TargetCo Board of Directors and Officers

TargetCo represents to AcquireCo that the TargetCo Board of Directors has determined unanimously to use reasonable commercial efforts to: (i) enable AcquireCo to reconstitute the TargetCo Board of Directors through resignations of the then directors of TargetCo as soon as possible after the Effective Time and to cause the appointment of AcquireCo's nominees to fill the vacancies so created to effect the foregoing without the necessity of a TargetCo Shareholder meeting; (ii) cause and obtain the resignation of all of the officers of TargetCo at the Effective Time; and (iii) cause each of such directors and officers to provide a release executed by the Parties and the respective director or officer of TargetCo and each of its subsidiaries, which releases shall be delivered and effective immediately following the Effective Time substantially in the form attached hereto as Schedule 2.6.

2.8	Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date.  TargetCo shall use its reasonable commercial efforts to (a) mail the Information Circular to the TargetCo Securityholders by March 2, 2011; (b) hold the TargetCo Meeting by March 30, 2011; and (c) cause the Effective Date to occur on or about March 31, 2011 or as soon thereafter as reasonably practicable and in any event by the Outside Date.

ARTICLE 3
COVENANTS

3.1	Covenants of TargetCo

TargetCo (which for the purposes of this Section 3.1 includes each of its subsidiaries) covenants and agrees that, from the date hereof until the earlier of the Effective Date or termination of this Agreement, or except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or as specifically disclosed in the TargetCo Disclosure Letter (with specific reference to this Section 3.1) or as required by Applicable Laws:

(a)
TargetCo shall conduct its business only in, and not take any action except in, the usual and ordinary course of business and consistent with past practice and it shall use reasonable commercial efforts to maintain and preserve its business, assets, goodwill and advantageous business relationships;

(b)	TargetCo shall not, directly or indirectly, do or permit to occur any of the following:

(i)
issue, grant, sell, pledge, lease, dispose of, encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber any additional shares or securities of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares or securities of, TargetCo or its subsidiaries (other than pursuant to the exercise of TargetCo Options and TargetCo Warrants currently outstanding and disclosed in this Agreement to AcquireCo);

(ii)	amend or propose to amend its articles, by-laws or other constating documents;

(iii)
split, combine or reclassify any outstanding TargetCo Shares or other securities of TargetCo, or declare, set aside or pay any dividends or other distributions payable in cash, shares, property or otherwise with respect to its outstanding securities, other than ordinary course interest payments upon and as required by the terms and conditions of TargetCo Credit Facilities and dividends or distributions made by one subsidiary to another or directly to TargetCo;

(iv)	redeem, purchase, offer to purchase or otherwise acquire any TargetCo Shares or other securities of TargetCo, including under any normal course issuer bid;

(v)	reorganize, amalgamate, merge or otherwise continue TargetCo with any other Person or other business organization whatsoever;

(vi)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, consolidation or reorganization of TargetCo;

(vii)
acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of securities or assets or otherwise) any Person or other business organization whatsoever (including any division), or make any investment therein whether by purchase of shares or securities, contributions of capital or property transfer;

(viii)
without the prior written consent of AcquireCo (such consent not to be unreasonably withheld, conditioned or delayed), expend or commit to any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than expenditures for: (a) matters that involve environmental, safety or emergency situations where the consent of AcquireCo cannot be received in a reasonably expedient manner; (b) capital operations: (i) where TargetCo or its subsidiaries has contractual obligations to effect such capital operations pursuant to agreements or authorizations for expenditures with third parties and in respect of which TargetCo has provided written notice to AcquireCo of the nature and cost of such capital operations; (ii) where TargetCo has approved commitments to industry partners; or (iii) as disclosed in section 3.1(b)(viii) of the TargetCo Disclosure Letter; and (c) the fees and expenses contemplated herein;

(ix)
without the prior written consent of AcquireCo (such consent not to be unreasonably withheld, conditioned or delayed), expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement and other transactions contemplated by this Agreement;

(x)	sell, pledge, dispose of or encumber any assets, except for production in the ordinary course;

(xi)
without the prior written consent of AcquireCo (such consent not to be unreasonably withheld, conditioned or delayed), acquire any assets with an acquisition cost in excess of $50,000 individually or $250,000 in the aggregate;

(xii)
incur any indebtedness for borrowed money (including under the TargetCo Credit Facilities) or, without the prior written consent of AcquireCo (such consent not to be unreasonably withheld, conditioned or delayed), refinance, amend or extend the TargetCo Credit Facilities or incur any other material liability or obligation (such material liabilities or obligations to exclude fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement or in connection with a Superior Proposal) or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances;

(xiii)
without the prior written consent of AcquireCo (such consent not to be unreasonably withheld, conditioned or delayed), authorize, recommend or propose any release or relinquishment of any material contract right, or waive, release, relinquish, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, agreement or other material document, including the Administrative Services Agreement;

(xiv)
pay, discharge or satisfy any material claims, liabilities or obligations other than as reflected or reserved against in TargetCo Financial Statements or otherwise in the ordinary course of business and consistent with past practice;

(xv)
abandon or fail to diligently pursue any application for any material licenses, leases, permits, authorizations or registrations or take any action or, fail to take any action, that could lead to termination of any such licenses, leases, permit, authorizations or registrations;

(xvi)
without the prior written consent of AcquireCo (such consent not to be unreasonably withheld, conditioned or delayed), enter into any agreements for the sale of production having a term of more than 90 days;

(xvii)
without the prior written consent of AcquireCo (such consent not to be unreasonably withheld, conditioned or delayed), and then only as contemplated by section 4.1(aa) of the TargetCo Disclosure Letter, enter into any joint venture, operating agreement, farm-in or farm-out agreement, unitisation agreement, transportation agreement or any other similar agreement, arrangement or relationship;

(xviii)
enter into or terminate any hedges, swaps or other financial instruments or like transactions or any other rate fixing agreement, arrangement or transaction, other than in the ordinary course of business and consistent with past practice;

(xix)	enter into any agreement that provides for an area of mutual interest or an area of exclusion;

(xx)	enter into any material consulting agreement that cannot be terminated on 30 days’ or less notice without penalty;

(xxi)
adopt, enter into, become bound by, amend or make any contribution to any bonus, employee benefit, profit-sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation or other similar plan, program, arrangement, agreement or fund for the benefit of TargetCo's directors, officers, employees or consultants, except as is necessary to comply with Applicable Laws or with respect to existing provisions of any such plans, programs, arrangements, agreements or funds;

(xxii)
(a) grant any officer, director, employee or consultant of TargetCo an increase in compensation in any form; (b) grant any general salary increase; (c) take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any of TargetCo's directors, officers, employees or consultants, including any that may arise from the Arrangement or a change of control of TargetCo; (d) enter into or become bound to pay for any employment agreement with any director, officer, employee or consultant of TargetCo; or (e) advance any loan to any director, officer, employee or consultant of TargetCo or any other party not at arm's length to TargetCo;

(xxiii)
settle or compromise any claim brought by any present, former or purported holder of any securities of TargetCo in connection with the transactions contemplated by this Agreement or the Arrangement without the prior written consent of AcquireCo;

(xxiv)
take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time; or

(xxv)
except as expressly permitted by Section 3.4, enter into any transaction, take any action or omit or fail to take any action which would reasonably be likely to prevent, materially delay or impair the ability of TargetCo or AcquireCo to consummate the Arrangement or the transactions contemplated by this Agreement.

(c)	without limiting the generality of Section 3.1(a), TargetCo shall:

(i)
use reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(ii)
use reasonable commercial efforts to preserve intact its business organizations, goodwill and Tax accounts, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with shippers, suppliers, contractors, agents, customers, Governmental Entities and others having material business relationships with it;

(iii)
use reasonable commercial efforts to enable the conditions set forth in Section 5.1 and Section 5.3 to be satisfied, subject to the terms and conditions of this Agreement, to the extent that the satisfaction of the same is within the control of TargetCo;

(iv)
confer on a regular basis with AcquireCo with respect to all material operational matters involved in its business prior to taking any action (other than in emergency situations) and with respect to unusual operational matters and promptly notify AcquireCo orally and in writing of: (a) any Material Adverse Change with respect to TargetCo or its businesses or properties; (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities or other Persons which could be material with respect to TargetCo or the Arrangement; (c) any change in any representation or warranty provided by TargetCo in this Agreement, or any fact or circumstance, which is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect; or (d) any fact or circumstance which would lead to the breach in any material respect of TargetCo's covenants or obligations under this Agreement; and TargetCo shall in good faith discuss with AcquireCo any change, fact or circumstance (actual, anticipated, contemplated, or to the knowledge of TargetCo, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to AcquireCo pursuant to this provision;

(v)	use reasonable commercial efforts to assist AcquireCo to obtain any consents required under the Competition Act for the transactions contemplated hereby;

(vi)
use reasonable commercial efforts to obtain the consent of its bankers (if required) and any other third party consents required for the transactions contemplated hereby and provide the same to AcquireCo on or prior to the Effective Time;

(vii)
except for proxies and non-substantive communications with TargetCo Securityholders or if prohibited under Applicable Laws, furnish promptly to AcquireCo and AcquireCo's counsel a copy of each notice, report, schedule or other document delivered, filed or received by TargetCo in connection with: (a) the Arrangement; (b) any filings under Applicable Laws; and (c) any dealings with Governmental Entities in connection with the transactions contemplated hereby;

(viii)
make all necessary filings and applications under Applicable Laws, including Applicable Securities Laws required to be made on the part of TargetCo in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such Applicable Laws;

(ix)
use reasonable commercial efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any agreements, leases, contracts and other instruments, to obtain all necessary approvals and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby; and

(x)	take all reasonable commercial actions to give effect to the transactions contemplated by this Agreement and the Arrangement;

(d)
TargetCo will ensure that the Information Circular provides TargetCo Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, and shall include or incorporate by reference, to the extent permissible by Applicable Laws:  (i) any financial statements in respect of prior acquisitions made by TargetCo that are required to be included therein in accordance with Applicable Laws; (ii) the unanimous determination of the TargetCo Board of Directors that the Arrangement is in the best interests of TargetCo and TargetCo Securityholders, and include the unanimous recommendation of the TargetCo Board of Directors that the TargetCo Shareholders vote in favour of the Arrangement Resolution; (iii) the written TargetCo Fairness Opinion; and (iv) all information required to be disclosed by TargetCo therein in accordance with Applicable Canadian Securities Laws; provided that, notwithstanding the covenants of TargetCo in this subsection, prior to the completion of the Arrangement, the TargetCo Board of Directors may withdraw, modify or change the recommendation regarding the Arrangement provided that the TargetCo Board of Directors shall have fully complied with the provisions of Sections 3.4 and 6.1;

(e)
TargetCo shall indemnify and save harmless AcquireCo and the directors, officers and agents of AcquireCo, as applicable, from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which AcquireCo, or any director, officer or agent thereof, may be subject or which AcquireCo, or any director, officer or agent thereof may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in the Information Circular or in any material filed by or on behalf of TargetCo in compliance or intended compliance with any Applicable Laws;

(ii)
any order made or any inquiry, investigation or proceeding by any Securities Regulatory Authority or other Governmental Entity based upon any misrepresentation or any alleged misrepresentation in the Information Circular or in any material filed by or on behalf of TargetCo in compliance or intended compliance with Applicable Canadian Securities Laws, which prevents or restricts the trading in the TargetCo Shares; and

(iii)	TargetCo not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

except that TargetCo shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based solely upon any misrepresentation or alleged misrepresentation contained in the AcquireCo Information included in the Information Circular, the negligence of AcquireCo or the non-compliance by AcquireCo with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

(f)	TargetCo shall provide notice to AcquireCo of the TargetCo Meeting and allow AcquireCo's representatives to attend such meeting;

(g)
TargetCo shall use all commercially reasonable efforts to secure the approval of the Arrangement Resolution by TargetCo Shareholders and TargetCo shall solicit proxies to be voted at the TargetCo Meeting in favour of the Arrangement Resolution unless and until the TargetCo Board of Directors has changed its recommendation in accordance with the terms of this Agreement and the Agreement has been terminated in accordance with its terms and shall, upon the request of AcquireCo (with the costs to be shared equally between TargetCo and AcquireCo), engage a proxy solicitation agent for such purpose.  If so requested by AcquireCo, TargetCo shall instruct such proxy solicitation agent to: (i) report to AcquireCo and its designated representatives concurrently with their reports to TargetCo and to advise AcquireCo as it may reasonably request, on a daily basis of each of the last 15 Business Days prior to the TargetCo Meeting, as to the aggregate tally of the proxies received by TargetCo in respect of the Arrangement Resolution and any other matters to be considered at the TargetCo Meeting; and (ii) to co-operate with AcquireCo and any solicitation agents or other representatives of AcquireCo hired to assist in the solicitations of proxies in respect of the TargetCo Meeting;

(h)
TargetCo shall conduct the TargetCo Meeting in accordance with all instruments governing the TargetCo Meeting (including articles and by-laws of TargetCo and the Interim Order), as applicable, and as otherwise required by Applicable Laws;

(i)
TargetCo shall have delivered, prior to, or contemporaneously with, the execution of this Agreement, Voting Agreements executed by all directors and officers of TargetCo and certain TargetCo Shareholders (including Connacher Oil and Gas Limited) representing in the aggregate 21.0% of the currently outstanding TargetCo Shares;

(j)
TargetCo shall promptly advise AcquireCo of the number of TargetCo Shares for which TargetCo receives notices of dissent or written objections to the Arrangement or notices to appear in connection with application for the Final Order and shall promptly provide AcquireCo with copies of such notices and written objections;

(k)
in the event of and in relation to a dispute or any event which may lead to a dispute and which relates to or may relate to TargetCo or its subsidiaries (a "Dispute"), TargetCo shall, and shall ensure that each of its subsidiaries shall, until such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Dispute or the Dispute is otherwise finally disposed of:

(i)	consult with AcquireCo, and take such action to assess, contest, dispute, defend, appeal or compromise the Dispute as AcquireCo may reasonably request;

(ii)
keep AcquireCo promptly informed of the progress of the Dispute and provide, or ensure that each relevant subsidiary provides, AcquireCo with copies of all relevant documents and such other information in TargetCo's or any of its subsidiary's possession as may be requested by AcquireCo, acting reasonably; and

(iii)
not cease to defend the Dispute or make any admission of liability, agreement, settlement or compromise in relation to the Dispute without the prior written consent of AcquireCo, such consent not to be unreasonably delayed or withheld;

(l)
TargetCo shall use its reasonable commercial efforts based upon the instruction of AcquireCo to organize its internal control over financial reporting and disclosure controls and procedures so as to enable AcquireCo to comply with the applicable provisions of SOX and all reasonable costs associated with such organization (other than salaries of employees of TargetCo or its subsidiaries engaged in such process) shall be for the account of AcquireCo; and

(m)
TargetCo shall not enter into, modify or terminate any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1, other than as contemplated by this Section 3.1.

3.2	Covenants of AcquireCo

AcquireCo (which for the purposes of this Section 3.2 includes each of its subsidiaries) covenants and agrees that, from the date hereof until the earlier of the Effective Time or termination of this Agreement, except with the prior written consent of TargetCo (such consent not to be unreasonably withheld, conditioned or delayed), or except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or as disclosed in writing by AcquireCo to TargetCo on or before the date hereof or as required by Applicable Laws:

(a)	AcquireCo shall:

(i)
use reasonable commercial efforts to enable the conditions set forth in Section 5.1 and Section 5.2 to be satisfied, subject to the terms and conditions of this Agreement, to the extent that the satisfaction of the same is within the control of AcquireCo;

(ii)
promptly notify TargetCo orally and in writing of: (a) any Material Adverse Change with respect to AcquireCo or its businesses or properties; (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities or other Persons which could be material with respect to AcquireCo or the Arrangement; (c) any change in any representation or warranty provided by AcquireCo in this Agreement, or any fact or circumstance, which is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect; or (d) any fact or circumstance which would lead to the breach in any material respect of AcquireCo's covenants or obligations under this Agreement; and AcquireCo shall in good faith discuss with TargetCo any change, fact or circumstance (actual, anticipated, contemplated, or to the knowledge of AcquireCo, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to TargetCo pursuant to this provision;

(iii)	use reasonable commercial efforts to obtain any consents required under the Competition Act for the transactions contemplated hereby and any consents required by Section 5.1(d);

(iv)
use reasonable commercial efforts to obtain the consent of its bankers (if required) and any other third party consents required for the transactions contemplated hereby and provide the same to TargetCo on or prior to the Effective Time;

(v)
make all necessary filings and applications under Applicable Laws, including Applicable Securities Laws required to be made on the part of AcquireCo in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such Applicable Laws;

(vi)
use reasonable commercial efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any agreements, leases, contracts and other instruments, to obtain all necessary approvals and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby; and

(vii)	take all reasonable commercial actions to give effect to the transactions contemplated by this Agreement and the Arrangement;

(b)
AcquireCo shall indemnify and save harmless TargetCo and the directors, officers and agents of TargetCo, as applicable, from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which TargetCo, or any director, officer or agent thereof, may be subject or which TargetCo, or any director, officer or agent thereof may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation contained in the AcquireCo Information in the Information Circular;

(ii)
any order made or any inquiry, investigation or proceeding by any Securities Regulatory Authority or other Governmental Entity based upon any misrepresentation or any alleged misrepresentation in the AcquireCo Information in the Information Circular; and

(iii)	AcquireCo not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

except that AcquireCo shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based solely upon any misrepresentation or alleged misrepresentation contained other than in the AcquireCo Information included in the Information Circular, the negligence of TargetCo or the non-compliance by TargetCo with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

(c)
prior to the mailing of the Information Circular as contemplated by Section 2.5(a)(ii), AcquireCo will make an application to the TSX for conditional approval of the listing on the TSX of the AcquireCo Shares and the Replacement Warrants to be issued to TargetCo Securityholders pursuant to the Arrangement, as well as the AcquireCo Shares underlying the Replacement Warrants. AcquireCo will similarly apply to the AMEX for conditional approval of the listing on the AMEX of the AcquireCo Shares, including those underlying the Replacement Warrants.

3.3	Mutual Covenants Regarding the Arrangement

From the date hereof until the Effective Time, each of TargetCo and AcquireCo will use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Arrangement, including using reasonable commercial efforts:

(a)
to obtain all necessary consents, assignments, waivers and amendments to or terminations of any loan agreements, leases and other contracts and instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(b)
to effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement, and each of TargetCo and AcquireCo will use its reasonable commercial efforts to cooperate with the Other Party in connection with the performance by the Other Party of its obligations under this Section 3.3 including continuing to provide reasonable access to information and to maintain ongoing communications as between Representatives of AcquireCo and TargetCo, subject in all cases to the TargetCo Confidentiality Agreement; and

(c)
AcquireCo and TargetCo shall take all such steps and actions as may reasonably be requested by the Other Party and its tax advisors to effect the Arrangement (including the steps of the Arrangement) in a tax effective manner, and, in connection therewith, each Party agrees to assist the Other Party and its tax advisors in making such investigations, inquiries and taking such actions with respect to TargetCo and AcquireCo as the Other Party and its tax advisors shall consider necessary, acting reasonably, provided that TargetCo shall not be obligated to consent or agree to any structuring that has a Material Adverse Effect on TargetCo or which has the effect of reducing the pre-tax consideration, or changing the form of the consideration, to be received under the Arrangement by the TargetCo Securityholders or that requires the approval of the TargetCo Securityholders other than as can be obtained at the TargetCo Meeting, and provided further that the Party proposing the tax related steps and tax related actions (the "Proposing Party") shall be solely responsible for all reasonable costs and expenses related to any such tax related steps and tax related actions taken by the Other Party at the specific request of the Proposing Party and, in the event this Agreement is terminated in any circumstance not requiring payment by TargetCo of the TargetCo Termination Fee contemplated by Section 6.1, the Proposing Party shall indemnify the Other Party for all costs, expenses, liabilities and claims arising solely from or relating solely to any such tax related actions or steps, except to the extent that the liability or claim arises solely due to the Other Party's failure to undertake the steps and actions requested by the Proposing Party in accordance with this Agreement.

3.4	Covenants Regarding Non-Solicitation

(a)
TargetCo shall not, directly or indirectly, do or authorize or permit any of its affiliates, officers, directors or employees or any financial advisor, expert or other representative retained by it or otherwise acting at its direction and on its behalf (any of the foregoing a "Representative")  to do, any of the following:

(i)	solicit, initiate, encourage or knowingly facilitate any Acquisition Proposal;

(ii)
enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish or otherwise afford access to any other Person any information with respect to its business, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other Person to do or seek to do any of the foregoing;

(iii)
withhold, withdraw, modify or qualify in any manner which is adverse to AcquireCo, or which in the opinion of AcquireCo, acting reasonably, is adverse to AcquireCo, the determination, approval or recommendation of the TargetCo Board of Directors as referred to in Section 4.1(ww) with respect to this Agreement or the Arrangement, or publicly propose to do any of the foregoing;

(iv)	accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal;

(v)
waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements (including, for greater certainty, any Acceptable Confidentiality Agreements entered into as required by the terms of this Agreement), including any "standstill provisions" thereunder; or

(vi)	resolve or determine to do or take any action which would be reasonably likely to result in any of the foregoing,

provided, however, that notwithstanding any other provision of this Agreement, TargetCo and its Representatives may:

(vii)
enter into or participate in any discussions or negotiations with a third party who (without any solicitation, initiation, encouragement or facilitation, or any other breach of this Section 3.4, directly or indirectly, on or after the date of this Agreement, by TargetCo or any of its Representatives) seeks to initiate such discussions or negotiations and, subject to execution of an Acceptable Confidentiality Agreement (provided that such Acceptable Confidentiality Agreement shall provide for disclosure thereof (along with all information provided thereunder) to AcquireCo as set out below), may furnish to such third party information concerning TargetCo and its business, properties, assets, operations, prospects or conditions, in each case if, and only to the extent that:

(A)
the third party has first made a written bona fide Acquisition Proposal (or has publicly announced a bona fide Acquisition Proposal) to acquire 50% or more of the equity securities of TargetCo in respect of which the TargetCo Board of Directors determines in good faith: (i) that funds or other consideration necessary for the consummation of such Acquisition Proposal are available or that adequate financing arrangements (as such term is interpreted in MI 62-104) will be in place in accordance with the terms of section 2.27 of MI 62-104 to ensure that the third party will have the required funds necessary for the consummation of the Acquisition Proposal at the time and on the basis set out therein; (ii) (after consultation with its financial advisors) such Acquisition Proposal would, or would be reasonably likely to, if consummated in accordance with its terms, result in a transaction financially superior for the TargetCo Shareholders than the transactions contemplated by this Agreement; (iii) is not subject to a due diligence condition; (iv) is reasonably capable of completion in accordance with its terms taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal; and (v) after receiving the advice of outside counsel, as reflected in minutes of the TargetCo Board of Directors, that the taking of such action is necessary for the TargetCo Board of Directors in discharge of its fiduciary duties under Applicable Laws and the constating documents of TargetCo (an Acquisition Proposal that satisfies all of the foregoing requirements, a "Superior Proposal"); and

(B)
prior to furnishing or affording access to such information to or entering into or participating in any such discussions or negotiations with such third party, TargetCo provides prompt written notice to AcquireCo to the effect that it is furnishing or affording access to such information to or entering into or participating in discussions or negotiations with such third party, together with a copy of the Acceptable Confidentiality Agreement referenced above and, if not previously provided to AcquireCo, copies of all information provided to such third party (and if previously provided to AcquireCo, a list of all such information provided to such Person) concurrently with the provision of such information to such third party; and provided further that TargetCo shall notify AcquireCo orally and in writing of any inquiries, offers or proposals with respect to a Superior Proposal (which written notice shall include a copy of any such proposal (and any amendments or supplements thereto), the identity of the Person making it, copies of all information provided to such Person (if not previously provided to AcquireCo, and if previously provided to AcquireCo, a list of all such information provided to such Person) and all other information reasonably requested by AcquireCo), within 24 hours of the receipt thereof, shall keep AcquireCo informed of the status and details of any such inquiry, offer or proposal and answer AcquireCo's questions with respect thereto;

(viii)	comply with Applicable Securities Laws relating to the provision of directors' circulars and make appropriate disclosure with respect thereto to its securityholders; and

(ix)
if the TargetCo Board of Directors receives, at any time, an Acquisition Proposal that did not result from a breach of the provisions of this Section 3.4, and which the TargetCo Board of Directors has determined constitutes a Superior Proposal, the TargetCo Board of Directors may: (A) withhold, withdraw, modify or qualify in any manner the determination, approval or recommendation of the TargetCo Board of Directors with respect to this Agreement or the Arrangement as set forth in Section 4.1(ww); or (B) accept, recommend, approve or enter into an agreement to implement such Superior Proposal, but only if prior to taking any of the foregoing actions contemplated in (A) or (B) above: (i) the TargetCo Board of Directors shall have concluded in good faith, after considering all proposals from AcquireCo to adjust the terms and conditions of this Agreement and the Arrangement as contemplated by Section 3.4(c) and after receiving: (x) the advice of outside counsel, as reflected in minutes of the TargetCo Board of Directors that the taking of such action is necessary for the TargetCo Board of Directors in discharge of its fiduciary duties under Applicable Laws; and (y) the advice of its financial advisor that such proposals to amend or adjust this Agreement and the Arrangement do not result in this Agreement and the Arrangement, as so amended or adjusted, providing the TargetCo Shareholders with a value per TargetCo Share equal to or greater, from a financial point of view, than the value per TargetCo Share provided in the Acquisition Proposal previously determined to be a Superior Proposal, having regard to all relevant circumstances; (ii) TargetCo complies with its obligations set forth in Section 3.4(c); (iii) in the event that the TargetCo Board of Directors proposes to take any of the actions contemplated in (A) above, TargetCo pays AcquireCo the TargetCo Termination Fee if required by Section 6.1; and (iv) in the event that the TargetCo Board of Directors proposes to take any of the actions contemplated by (B) above, TargetCo first terminates this Agreement in accordance with Section 8.1(b), and concurrently with such termination, TargetCo pays AcquireCo the TargetCo Termination Fee required by Section 6.1.

(b)
TargetCo shall, and shall cause its Representatives, to: (i) immediately cease and cause to be terminated all existing solicitations, initiations, encouragements, facilitations, cooperation, discussions and negotiations (including through any advisors or other parties on its behalf), if any, with any third parties (other than AcquireCo and its representatives) with respect to any Acquisition Proposal; (ii) immediately cease to provide any third party (other than AcquireCo and its representatives) with any information concerning TargetCo (including by discontinuing all access by any third party to any data room (virtual or otherwise) containing any such information); and (iii) immediately request the return or destruction of all information provided to any third party who has entered into a confidentiality agreement with TargetCo relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure, including exercising all rights to require, that such requests are honoured and shall promptly advise AcquireCo orally and in writing of any response or action (actual, anticipated, contemplated or threatened) by any recipient of such request which could hinder, prevent, delay or otherwise adversely affect or impair the consummation of the Arrangement or other transactions contemplated hereby.

(c)
TargetCo shall give AcquireCo, orally and in writing, at least 72 hours advance notice of any decision by the TargetCo Board of Directors to take any of the actions contemplated in Section 3.4(a)(ix)(A) or (B) or any meeting of the TargetCo Board of Directors at which it may take any of such actions (a "Notice"), which Notice shall confirm that TargetCo has received an Acquisition Proposal which constitutes a Superior Proposal, shall identify the third party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments or adjustments thereto and, if such Superior Proposal includes any non-cash consideration, shall include the value or range of values that the TargetCo Board of Directors has, in good faith and in consultation with its financial advisors, determined shall be ascribed to such non-cash consideration.  During such 72 hour period, TargetCo agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any standstill provisions and shall not withhold, withdraw, modify or qualify in any manner the determination, approval or recommendation of the TargetCo Board of Directors as referred to in Section 4.1(ww) with respect to this Agreement or the Arrangement, or publicly propose to do any of the foregoing.  In addition, during such 72 hour period TargetCo shall, and shall cause its financial and legal advisors to, negotiate in good faith with AcquireCo and its financial and legal advisors to make such amendments and adjustments in the terms and conditions of this Agreement and the Arrangement as would enable TargetCo to proceed with the Arrangement as amended rather than the Superior Proposal; provided that, for greater certainty, AcquireCo will have the right, but not the obligation, to offer to amend and adjust such terms and conditions.  If AcquireCo proposes to amend or adjust this Agreement and the Arrangement to provide that the holders of the TargetCo Shares shall receive a value per TargetCo Share equal to or having a value greater than the value per TargetCo Share provided in the Superior Proposal and so advises the TargetCo Board of Directors prior to the expiry of such 72 hour period, the TargetCo Board of Directors shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not release the party making the Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement, and TargetCo shall enter into an amended version of this Agreement with AcquireCo reflecting such proposed amendments.  Each successive amendment or adjustment to any Superior Proposal that results in an increase in, or other modification of, the consideration (or value of such consideration) to be received by the TargetCo Shareholders, or that makes any other material change to such Superior Proposal, shall constitute a new Superior Proposal for the purposes of this Section 3.4(c) and Section 3.4(a)(ix) and AcquireCo shall be offered a new 72 hour notice period in respect of each such Superior Proposal.

(d)
AcquireCo agrees that all information that may be provided to it by TargetCo with respect to any Superior Proposal pursuant to this Section 3.4 shall be treated as if it were "Confidential Information" as that term is defined in the TargetCo Confidentiality Agreement and shall not be disclosed or used except in accordance with the provisions of the TargetCo Confidentiality Agreement or to enforce its rights under this Agreement in legal proceedings.

(e)	TargetCo shall ensure that its Representatives are aware of the provisions of this Section 3.4. TargetCo shall be responsible for any breach of this Section 3.4 by its Representatives.

(f)	For the purposes of this Section 3.4, references to a "third party" shall include two or more Persons "acting jointly or in concert" within the meaning of MI 62-104.

3.5	Provision of Information; Access

From and after the date hereof, TargetCo shall provide AcquireCo and its Representatives access, during normal business hours and at such other time or times as AcquireCo may reasonably request, to TargetCo's premises (including field offices and sites), books, contracts, records, computer systems, assets, employees and management personnel and shall furnish promptly to AcquireCo all information concerning its business, assets and personnel as AcquireCo may reasonably request, which information shall remain subject to the TargetCo Confidentiality Agreement, to permit AcquireCo to be in a position to expeditiously and efficiently integrate the business and operations of TargetCo immediately upon but not prior to the Effective Date.  TargetCo agrees to use its reasonable commercial efforts to keep AcquireCo fully apprised in a timely manner of every circumstance, action, occurrence or event occurring or arising after the date hereof that would be relevant and material to a prudent operator of the business and operations of TargetCo.  TargetCo shall confer with and obtain AcquireCo's approval (not to be unreasonably withheld, conditioned or delayed), prior to taking action (other than in emergency situations) with respect to any material operational matters involved in its business.

3.6	Additional Covenants of AcquireCo

(a)
AcquireCo covenants that it has reserved for issuance and will, at all times while any Replacement Warrants (other than Replacement Warrants held by AcquireCo or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of AcquireCo Shares (or other shares or securities into which AcquireCo Shares may be reclassified or changed): (a) as are required to be issued upon the exercise of all rights to acquire Replacement Warrants outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit AcquireCo to meet its obligations under any security or commitment pursuant to the Arrangement with respect to which AcquireCo may now or hereafter be required to issue AcquireCo Shares.

(b)
AcquireCo will use reasonable commercial efforts to maintain its status as a "reporting issuer" (or similar designated entity) not in default in at least one of the provinces of Canada where it is currently a reporting issuer in material compliance with all Applicable Canadian Securities Laws and use reasonable commercial efforts to maintain the listing of the outstanding AcquireCo Shares on the TSX in each case for a period of at least two years following the date hereof, provided that, notwithstanding the foregoing, nothing contained herein shall require AcquireCo to maintain its status as a "reporting issuer" in any province of Canada or maintain the listing of outstanding AcquireCo Shares upon the occurrence of any of:

(i)
the purchase or acquisition of AcquireCo Shares and/or securities convertible into AcquireCo Shares or carrying the right to acquire AcquireCo Shares as a result of which a Person, group of Persons or Persons acting jointly or in concert, or any affiliates or associates of any such Person, group of Persons or any of such Persons acting jointly or in concert beneficially own or exercise control or direction over AcquireCo Shares and/or securities convertible into AcquireCo Shares such that, assuming after the conversion of such convertible securities beneficially owned by the holders thereof, would have the right to cast more than 50% of the votes attached to all AcquireCo Shares;

(ii)
the approval by the shareholders of: (A) an amalgamation, arrangement, merger or other consolidation or combination of AcquireCo with another entity pursuant to which the shareholders of AcquireCo immediately thereafter do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the AcquireCo Shares; (B) a liquidation, dissolution or winding-up of AcquireCo; or (C) the sale, lease or other disposition of all or substantially all of the assets of AcquireCo;

(iii)	the listing of the outstanding AcquireCo Shares on a recognized stock exchange in the United States or elsewhere;

(iv)	the reorganization of AcquireCo into another entity; or

(v)
a determination by the AcquireCo Board of Directors, made in good faith, that ceasing to be a "reporting issuer" and/or the delisting of the AcquireCo Shares is in the best interests of AcquireCo; provided that, the AcquireCo Shares remain listed on a recognized stock exchange in Canada, the United States or elsewhere.

(c)
If Purchaser is an entity to be formed, AcquireCo shall incorporate Purchaser prior to the Effective Date for the purposes of Purchaser participating in the Plan of Arrangement, and if Purchaser is Solana Resources Limited, AcquireCo shall cause such entity to participate in the Plan of Arrangement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of TargetCo

TargetCo hereby makes the representations and warranties set forth in this Section 4.1 to and in favour of AcquireCo and acknowledges that AcquireCo is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

(a)
Organization and Qualification. TargetCo is a corporation duly incorporated and validly existing under the Federal Laws of Canada and has the requisite corporate power and authority to own its assets as now owned and to carry on its business as now conducted.  TargetCo and each of its subsidiaries is duly registered to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered would not have a Material Adverse Effect on TargetCo.  Copies of the constating documents of TargetCo and each of its subsidiaries provided to AcquireCo, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded.

(b)
Authority Relative to this Agreement. TargetCo has the requisite corporate power and authority to execute this Agreement, and TargetCo has the requisite corporate power and authority to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by TargetCo of the transactions contemplated hereby have been duly authorized by the TargetCo Board of Directors and, subject to the requisite approval of the TargetCo Securityholders and the obtaining of the Final Order, no other proceedings on the part of TargetCo are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by TargetCo and constitutes a legal, valid and binding obligation of TargetCo enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	No Violations. Except as disclosed in section 4.1(c) of the TargetCo Disclosure Letter, or as contemplated by this Agreement:

(i)
neither the execution and delivery of this Agreement by TargetCo nor the consummation of the transactions contemplated hereby nor compliance by TargetCo with any of the provisions hereof nor the consummation of the Arrangement will: (a) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the properties or assets of TargetCo or any of its subsidiaries or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (i) the articles, by-laws or other constating document of TargetCo and each of its subsidiaries; or (ii) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which TargetCo or any of its subsidiaries is a party or to which it, or any of its properties or assets, may be subject or by which TargetCo or any of its subsidiaries is bound; or (b) subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to TargetCo or any of its subsidiaries or any of its or their properties or assets (except, in the case of each of clauses (a) and (b) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on TargetCo or impede the ability of TargetCo to consummate the transactions contemplated hereby); or (c) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on TargetCo;

(ii)
other than in connection with or in compliance with the provisions of Applicable Laws (including the Competition Act and the rules and policies of the TSX) or which are required to be filed post-Arrangement or pursuant to this Agreement, and except for the requisite approval of the TargetCo Shareholders and obtaining the Final Order: (a) there is no legal impediment to TargetCo's consummation of the transactions contemplated hereby; and (b) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of TargetCo or any of its subsidiaries in connection with the consummation of the Arrangement and the transactions contemplated by this Agreement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on TargetCo, or significantly impede the ability of TargetCo to consummate the Arrangement and the transactions contemplated hereby;

(iii)
there is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which TargetCo or any of its subsidiaries, or any director, officer, employee or consultant or any affiliate of TargetCo or any of its subsidiaries is a party or is otherwise bound that would or could reasonably be expected to, now or hereafter, in any way (a) limit the business or operations of TargetCo or any of its subsidiaries in any material respect effect either in respect of the type of business in which TargetCo or any of its subsidiaries (or, after the Effective Time, AcquireCo or its subsidiaries) may engage or the manner or locations in which it may so engage in any business; (b) require the disposition of any material assets or line of business of TargetCo or any of its subsidiaries or, after the Effective Time, AcquireCo or its subsidiaries; or (c) prohibits or limits the right of TargetCo or any of its subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of its intellectual property rights; and

(iv)
the execution, delivery and performance of this Agreement does not and will not result in any restriction on TargetCo or any of its subsidiaries from engaging in its and their businesses or from competing with any Person or in any geographical area and do not and will not result in a Material Adverse Effect in respect of TargetCo or trigger or cause to arise any rights of any Person under any contract or arrangement to restrict any of the foregoing from engaging in the business currently carried on by TargetCo or any of its subsidiaries.

(d)
Litigation. Except as disclosed in section 4.1(d) of the TargetCo Disclosure Letter, there are no Claims in existence or pending or, to the knowledge of TargetCo, threatened or for which there is a reasonable basis, affecting or that would affect TargetCo or any of its subsidiaries or affecting or that would affect its or their properties or assets at law or equity or before or initiated by any Governmental Entity.

(e)	Taxes, etc. Except as disclosed in section 4.1(e) of the TargetCo Disclosure Letter:

(i)
all Tax Returns required to be filed by or on behalf of TargetCo or any subsidiary have been duly filed and all such Tax Returns were true and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full, and no other Taxes are payable by TargetCo or any subsidiary with respect to items or periods covered by such Tax Returns;

(ii)
TargetCo and each subsidiary has paid or provided adequate accruals in its consolidated financial statements for the fiscal year ended December 31, 2009 for TargetCo’s and its subsidiaries’ respective Taxes, including income taxes and related future taxes, if applicable, for such periods, in conformity with GAAP;

(iii)
for all periods ended on or after December 31, 2009 AcquireCo has been furnished by TargetCo true and complete copies of: (a) material portions of income tax audit reports, statement of deficiencies, closing or other agreements or correspondence concerning assessments or audits pursuant to which a Governmental Entity has proposed amendments to previously filed returns received by TargetCo or any subsidiary relating to the Taxes; and (b) any material federal, provincial, state, local or foreign income or franchise tax returns for TargetCo and each subsidiary;

(iv)
none of TargetCo nor any of its subsidiaries is or was a party to any action or proceeding for assessment or collection of Taxes, nor, to the knowledge of TargetCo, has such an event been asserted or threatened against TargetCo or its subsidiaries or any of their respective assets.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of TargetCo or its subsidiaries.  No audit, adjustment or assessment by a Governmental Entity of TargetCo or its subsidiaries is in process or, to the knowledge of TargetCo’s knowledge, pending;

(v)
TargetCo has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act, all amounts required by Applicable Laws and will continue to do so until the Effective Time and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity;

(vi)
TargetCo has remitted all Canada Pension Plan contributions, employment insurance premiums, and other Taxes payable by it in respect of its employees and has or will have remitted such amounts to the proper Governmental Entity within the time required by Applicable Laws;

(vii)
none of TargetCo nor any of its subsidiaries has liability for the Taxes of any other Person (other than any of TargetCo's subsidiaries) by reason of Laws, contract, or otherwise, nor is TargetCo or any of its subsidiaries a party to any agreement providing for the allocation, indemnification or sharing of Taxes;

(viii)	to the knowledge of TargetCo, none of TargetCo and its subsidiaries are "controlled foreign corporations" within the meaning of Section 957 of the Code as of the date of this Agreement;

(ix)
none of TargetCo nor any of its subsidiaries has participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Tax Act or any comparable law of any province or territory in Canada, or in any other jurisdiction;

(x)
there are no circumstances existing which could result in the application of sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Tax Act, or any analogous provision of any comparable law of any province or territory of Canada, to TargetCo or any of its subsidiaries;

(xi)	there are no Tax liens on any of the assets of TargetCo or any of its subsidiaries except liens for Taxes not yet currently due and payable; and

(xii)	TargetCo and its subsidiaries have charged, collected and remitted on a timely basis all Taxes as required by Applicable Laws on any sale, supply or delivery whatsoever made by them.

(f)
Reporting Issuer Status. TargetCo is a reporting issuer (where such concept exists) in all provinces of Canada, other than Quebec, and is in material compliance with all Applicable Canadian Securities Laws therein, and the TargetCo Shares are listed and posted for trading on the TSX and TargetCo is in material compliance with the rules of the TSX.

(g)
Capitalization. As of the date hereof, the authorized capital of TargetCo consists of an unlimited number of TargetCo Shares and an unlimited number of preferred shares.  As of the date hereof, there were issued and outstanding 145,477,660 TargetCo Shares and no issued and outstanding preferred shares.  Other than 9,026,454 TargetCo Shares issuable pursuant to the TargetCo Options under the TargetCo Option Plan and 33,239,600 TargetCo Shares issuable pursuant to the TargetCo Warrants, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by TargetCo of any securities of TargetCo (including TargetCo Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of TargetCo (including TargetCo Shares).  All outstanding TargetCo Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all TargetCo Shares issuable pursuant to the TargetCo Options and TargetCo Warrants in accordance with their terms will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights.

(h)
Subsidiaries.  TargetCo has no material subsidiaries other than as set forth in section 4.1(h) of the TargetCo Disclosure Letter, and other than such subsidiaries, TargetCo does not have any equity interest in any Person that owns property or owns or holds licenses or carries on business.

(i)
Ownership of Subsidiaries.  As of the date hereof, TargetCo is the beneficial direct or indirect owner of all of the outstanding shares, partnership units and other securities, as applicable, of the subsidiaries of TargetCo.

(j)
No Orders.  No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the TargetCo Shares or any other securities of TargetCo has been issued by any Securities Regulatory Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of TargetCo, are contemplated or threatened under any Applicable Laws or by any other Governmental Entity.

(k)
Material Agreements.  There are no agreements material to the conduct of any of TargetCo's or its subsidiaries' affairs or businesses, except for those agreements disclosed in section 4.1(k) of the TargetCo Disclosure Letter, and all such material agreements are valid and subsisting and neither TargetCo or any of its subsidiaries is in material default under any such agreements.  TargetCo has provided or made available to AcquireCo copies of all such material agreements.  Other than as disclosed in section 4.1(k) of the Disclosure Letter, completion of the transactions contemplated by this Agreement will not give rise to a right of termination (or result in any additional or more onerous obligation of TargetCo or its subsidiaries) under any such material contract.

(l)
Filings.  All documents required to be filed by TargetCo and each of its subsidiaries with applicable Governmental Entities (including in compliance with Applicable Canadian Securities Laws) were, as of their respective dates, in compliance in all material respects with all Applicable Laws and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Neither TargetCo nor any of its subsidiaries have failed to make any required filing with any applicable Governmental Entity, which failure would result in a Material Adverse Effect on TargetCo. TargetCo will deliver to AcquireCo, as soon as they become available, true and complete copies of any material reports or statements required to be filed by TargetCo or any of its subsidiaries with any Governmental Entity subsequent to the date hereof.  As of their respective dates, such reports and statements (excluding any information therein provided by AcquireCo, as to which TargetCo makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with all Applicable Laws.  TargetCo has not filed any confidential material change reports which remain confidential.

(m)
No Material Adverse Change.  Since December 31, 2009: (i) TargetCo and each of its subsidiaries has conducted its businesses only in the ordinary and normal course; (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to TargetCo and its subsidiaries, taken as a whole, has been incurred other than in the ordinary course of business; and (iii) there has not been any Material Adverse Change in respect of TargetCo.

(n)
Books and Records.  The records and minute books of TargetCo and each of its subsidiaries have been maintained substantially in accordance with all Applicable Laws and are complete and accurate in all material respects.

(o)
Reports.  As of their respective dates: (i) the TargetCo Financial Statements; (ii) TargetCo's Annual Information Form dated March 17, 2010 for the year ended December 31, 2009; (iii) TargetCo's information circular for the annual and special meeting of TargetCo Shareholders dated March 11, 2010; (iv) all TargetCo press releases, material change reports, business acquisition reports or similar documents filed with the Securities Regulatory Authorities since January 1, 2009; and (v) all prospectuses or other offering documents used by TargetCo in the offering of its securities or filed with any Securities Regulatory Authorities since January 1, 2009, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all Applicable Laws.  The TargetCo Financial Statements and other financial statements of TargetCo included or incorporated by reference in such forms, statements, prospectuses and other offering documents were prepared in accordance with GAAP (except: (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of TargetCo's independent auditors; or (B) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and present fairly in accordance with GAAP the consolidated financial position, results of operations and changes in financial position of TargetCo on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of TargetCo on a consolidated basis.  There has been no material change in TargetCo accounting policies, except as described in the notes to the TargetCo Financial Statements, since January 1, 2009.

(p)	Absence of Undisclosed Liabilities. Neither TargetCo nor its subsidiaries has material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for in the balance sheets and associated notes thereto included in the TargetCo Financial Statements (the "TargetCo Balance Sheets");

(ii)	those incurred in the ordinary course of business since the dates of the TargetCo Balance Sheets and consistent with past practice; and

(iii)	those incurred in connection with the execution of this Agreement.

(q)
Information to Independent Engineer.  The TargetCo Reserve Report and, if applicable, any updates to such report or any other reserve evaluation reports which is or is deemed to be, included or incorporated by reference in the Information Circular, whether in addition to or as a replacement to the TargetCo Reserve Report, were an accurate and a reasonable estimate in all material respects as at the effective dates of such reports and, except for any impact of changes in commodity prices and as disclosed in section 4.1(q) of the Disclosure Letter, which may or may not be material, there has been no material adverse change in the production, costs, price, reserves, estimates of future net production revenues or other relevant information from that disclosed in those reports. TargetCo has provided to GLJ all material information in its or its subsidiaries' possession concerning land descriptions, well data, facilities and infrastructure, ownership and operations, future development plans and historical technical and operating data respecting the principal oil and gas assets of TargetCo and its subsidiaries, in each case as at the effective dates of such reports and, in particular, all material information respecting the interests of TargetCo and its subsidiaries in its principal oil and gas assets and royalty burdens and net profits interest burdens thereon, and such information was accurate and correct in all material respects as at the respective dates thereof and did not omit any information necessary to make any such information provided not misleading as at the respective dates thereof and there has been no material adverse change in any of the material information so provided since the date thereof.  TargetCo has provided to AcquireCo all material information in its or its subsidiaries' possession respecting the interests of TargetCo and its subsidiaries in its principal oil and gas assets and royalty burdens and net profits interest burdens thereon, and such information was accurate and correct in all material respects as at the respective dates thereof and did not omit any information necessary to make any such information provided not misleading as at the respective dates thereof.

(r)
Environmental.  Except as disclosed in section 4.1(r) of the Disclosure Letter, there has not occurred any material spills, emissions or pollution on any property of TargetCo or its subsidiaries, nor has TargetCo or its subsidiaries been subject to any stop orders, control orders, clean-up orders or reclamation orders under applicable Environmental Laws, any of which might reasonably be expected to have a Material Adverse Effect on TargetCo.  All operations of TargetCo and its subsidiaries have been and are now being conducted in compliance with all applicable Environmental Laws except where the failure to be in compliance would not have a Material Adverse Effect on TargetCo.  TargetCo is not subject to or aware of, and neither TargetCo nor any of its subsidiaries has received:

(i)
any orders or directives under Applicable Laws that relate to environmental, health or safety matters and that require, or may require, any work, repairs, construction or capital expenditures with respect to TargetCo's or its subsidiaries' oil and gas assets, where such orders or directives have not been complied with in all material respects; or

(ii)
any demand or notice under Applicable Laws with respect to the breach of any Environmental Laws applicable to TargetCo's or its subsidiaries' oil and gas assets, including respecting the use, storage, treatment, transportation or disposition of any Hazardous Substances; and

(iii)	any material matter, condition or event that has arisen with respect to its assets which could give rise to any such order, directive, demand or notice.

(s)
Title.  Although it does not warrant title to its or its subsidiaries' assets, there are no defects, failures or impairments in the title of TargetCo or its subsidiaries to their respective assets, whether or not an action, suit, proceeding or inquiry is pending or threatened in writing or whether or not discovered by any third party, which in the aggregate, could have a material adverse effect on: (i) the quantity and pre-tax present worth values of such assets; (ii) the current production volumes of TargetCo and its subsidiaries; or (iii) the current consolidated cash flow of TargetCo and its subsidiaries.

(t)
No Reduction of Interests.  Except as is reflected in the TargetCo Reserve Report or as disclosed in section 4.1(t) of the Disclosure Letter, none of TargetCo's or its subsidiaries' oil and gas assets are subject to reduction by reference to payout of or production penalty on any well or otherwise or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under TargetCo or its subsidiaries, which would in the aggregate have a Material Adverse Effect on TargetCo.

(u)
Royalties, Rentals and Taxes Paid.  All royalties, and all ad valorem, property, production, severance and similar Taxes, assessment and rentals payable on or before the date hereof and based on, or measured by, TargetCo's and its subsidiaries' ownership of its oil and gas assets, the production of petroleum substances from their oil and gas assets or the receipt of proceeds therefrom under the leases and other title and operating documents pertaining to TargetCo's and its subsidiaries' oil and gas assets and all ad valorem, property, production, severance and similar Taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable on or before the date hereof have been properly paid in full and in a timely manner except to the extent that such non-payment would not in the aggregate have a Material Adverse Effect on TargetCo.

(v)	Production Allowables and Production Penalties.

(i)
None of the wells in which TargetCo and its subsidiaries' holds an interest has produced in excess of applicable production allowables imposed by any Applicable Laws or any Governmental Entity and TargetCo has no knowledge of any impending change in production allowables imposed by any Applicable Laws or any Governmental Entity that may be applicable to any of the wells in which it or its subsidiaries holds an interest, other than changes of general application in the jurisdiction in which such wells are situate; and

(ii)
neither TargetCo nor any of its subsidiaries has received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Entity, including gas-oil ratio, off-target and overproduction penalties imposed by any Governmental Entity that may be applicable, and, to its knowledge, none of the wells in which it or its subsidiaries holds an interest is subject to any such penalty or restriction; except, in either case, to the extent that such events would not in the aggregate have a Material Adverse Effect on TargetCo.

(w)	Operation and Condition of Wells. All wells in which TargetCo and/or any of its subsidiaries holds an interest:

(i)
for which TargetCo or one of its subsidiaries was or is operator, were or have been drilled and, if and as applicable, completed, operated and abandoned (and if abandoned, plugged and abandoned and the wellsite therefor properly restored) in accordance with good and prudent oil and gas industry practices and all Applicable Laws; and

(ii)
for which neither TargetCo nor one of its subsidiaries was or is an operator, to TargetCo’s knowledge, were or have been drilled and, if and as applicable, completed, operated and abandoned (and if abandoned, plugged and abandoned and the wellsite therefor properly restored) in accordance with good and prudent oil and gas industry practices and all Applicable Laws; except, in either case, to the extent that such non compliance with prudent oil and gas industry practices or Applicable Law would not in the aggregate have a Material Adverse Effect on TargetCo.

(x)	Operation and Condition of Tangibles. TargetCo's and its subsidiaries' tangible depreciable property used or intended for use in connection with its and their oil and gas assets:

(i)
for which TargetCo or one of its subsidiaries was or is operator, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices and all Applicable Laws during all periods in which TargetCo or its subsidiaries was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; and

(ii)
for which neither TargetCo nor one of its subsidiaries was or is an operator, to TargetCo’s knowledge, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices and all Applicable Laws during all periods in which TargetCo or one of its subsidiaries was not operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; except to the extent that such non compliance with prudent oil and gas industry practices or Applicable Law or failure to be in good condition and repair would not in the aggregate have a Material Adverse Effect on TargetCo.

(y)
Outstanding AFEs.  Other than as set forth in section 4.1(y) of the TargetCo Disclosure Letter, there are no outstanding authorizations for expenditure pertaining to any of TargetCo's or its subsidiaries' oil and gas assets or any other commitments, approvals or authorizations pursuant to which an expenditure may be required to be made in respect of such assets.

(z)
Area of Mutual Interest.  Other than as set forth in section 4.1(z) of the TargetCo Disclosure Letter, none of TargetCo's or its subsidiaries' oil and gas assets is subject to an agreement that provides for an area of mutual interest or an area of exclusion.

(aa)
Interest in Assets.  TargetCo's and each of its subsidiaries' title to their material assets and undertakings (for the purpose of this clause, the foregoing is referred to as the "TargetCo Interest") is free and clear of adverse claims, except as disclosed in section 4.1(aa) of the TargetCo Disclosure Letter or those arising in the ordinary course of business, which are not material in the aggregate.

(bb)
Licences.  Except as disclosed in section 4.1(bb) of the TargetCo Disclosure Letter, TargetCo and each of its subsidiaries has obtained, holds and is in material compliance with, and has made all required registrations of, all licences, permits, certificates, consents, orders, grants, waivers, approvals, qualifications and other authorizations (collectively, "Licenses") of or from any Governmental Entity necessary or desirable in connection with the ownership of its assets to conduct its and their businesses as it is now being or is proposed to be conducted other than such Licenses, the absence of which would not have a Material Adverse Effect on TargetCo.  Neither TargetCo nor any of its subsidiaries has received any notice from any Governmental Entity alleging material default under any such Licenses, nor is TargetCo aware of any fact or circumstance that may reasonably be expected to give rise to such notice.  Except as disclosed in section 4.1(bb) of the TargetCo Disclosure Letter, neither TargetCo nor any of its subsidiaries has taken any action to suspend, revoke, nor has it received any notice of, or has any Governmental Entity or other party threatened any suspension, revocation or non-renewal of any License or asserted any right in respect thereof.  TargetCo has provided or made available to AcquireCo copies of all Licenses.

(cc)
Compliance with Laws.  TargetCo and each of its subsidiaries has complied with and is in compliance with all Laws applicable to the operation of its or their businesses, except where such non compliance would not have a Material Adverse Effect on TargetCo or on the ability of TargetCo to consummate the transactions contemplated hereby.

(dd)
TargetCo Fairness Opinion.  The TargetCo Board of Directors has received a verbal opinion from its financial advisor and has been advised by its financial advisors that it will receive, prior to the mailing of the Information Circular, a written opinion of its financial advisor that the consideration to be offered by AcquireCo to the TargetCo Shareholders pursuant to the proposed Arrangement is fair, from a financial point of view, to the TargetCo Shareholders (the "TargetCo Fairness Opinion").

(ee)
Long Term and Derivative Transactions.  Except as disclosed in section 4.1(ee) of the TargetCo Disclosure Letter, neither TargetCo nor any of its subsidiaries has any obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

(ff)
Employee Benefit Plans.  TargetCo provided to AcquireCo true, complete and correct copies of each employee benefits plan (the "TargetCo Plans") covering active, former or retired employees of TargetCo and its subsidiaries, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (i) each TargetCo Plan has been maintained and administered in material compliance with its terms and is, to the extent required by Applicable Laws or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefore; (ii) all required employer contributions under any such TargetCo Plans have been made and the applicable funds have been funded in accordance with the terms thereof; (iii) each TargetCo Plan that is required or intended to be qualified under Applicable Laws or registered or approved by a Governmental Entity has been so qualified, registered or approved by the appropriate Governmental Entity, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate Governmental Entity to revoke such qualification, registration or approval; (iv) there are no pending or, to the knowledge of TargetCo, anticipated material Claims against or otherwise involving any of the TargetCo Plans and no suit, action or other litigation (excluding Claims for benefits incurred in the ordinary course of TargetCo Plan activities) has been brought against or with respect to any TargetCo Plan; (v) all material contributions, reserves or premium payments required to be made to the TargetCo Plans have been made or provided for; and (vi) TargetCo does not have any material obligations for retiree health and life benefits under any TargetCo Plan.

(gg)
Collective Bargaining and Workers Compensation.  Neither TargetCo nor any of its subsidiaries is a party to or bound by any collective agreement or any other contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (a "Labour Representative").  No negotiations with respect to any such future contracts or commitments have been entered into by TargetCo or any of its subsidiaries and no Labour Representative holds bargaining rights with respect to any employees.  Neither it nor any of its subsidiaries is subject to any application for certification or threatened or apparent union organizing campaigns for employees not covered under a collective agreement nor are there any current or, to the knowledge of TargetCo, threatened strikes or lockouts or work stoppages affecting TargetCo or any of its subsidiaries or any complaints of unfair labour practices or any grievances (other than routine individual grievances).  There are no material outstanding decisions, orders, settlements or current, pending or, to the knowledge of TargetCo, threatened proceedings before any board or tribunal with respect to any employment or labour matters.  To the knowledge of TargetCo, all material workplace or work related injuries and illnesses affecting TargetCo's or its subsidiaries' employees have been reported to the workers' compensation insurance carrier of TargetCo and its subsidiaries, as applicable.

(hh)
Insurance.  Policies of insurance are in force as of the date hereof naming TargetCo or its subsidiaries as an insured that adequately cover all risks as are customarily covered in the industry in which TargetCo and its subsidiaries operate and having regard to the nature of the risk insured and the relative cost of obtaining insurance to protect such interests.  All such policies will remain in force and effect and will not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement.  Except as set forth in the in the Public Record or disclosed in writing to AcquireCo, there have been no claims under any such policies of insurance since December 31, 2009, nor are there any claims pending, or to the knowledge of TargetCo, any facts or circumstances currently in existence which may reasonably be expected to result in a claim. Neither TargetCo nor any of its subsidiaries has failed to give any material notice or present any material claim under any such insurance in a due and timely manner or received written notice or otherwise has knowledge of any intent of an insurer to either claim any default on the part of TargetCo or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(ii)
Indebtedness To and By Officers, Directors and Others.  Other than as disclosed in section 4.1(ii) in the TargetCo Disclosure Letter, neither TargetCo nor any of its subsidiaries is indebted to any of the directors, officers, employees or consultants or any of their respective associates or affiliates or other parties not at arm's length to TargetCo or any of its subsidiaries, except for amounts due as normal compensation or reimbursement of ordinary business expenses, nor is there any indebtedness owing by any such parties to TargetCo or any of its subsidiaries.

(jj)
Guarantees and Indemnification.  Neither TargetCo nor any of its subsidiaries is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the respective corporation or Applicable Laws and other than standard indemnity agreements in underwriting and agency agreements, the warrant indenture governing the TargetCo Warrants and in the ordinary course provided to service providers or pursuant to the joint operating agreements, farm-out agreements, carried working interest agreements, overriding royalty agreements and similar agreements as set forth in section 4.1(jj) of the TargetCo Disclosure Letter) or any like commitment in respect of the obligations, liabilities (contingent or otherwise) of indebtedness of any other Person.

(kk)
No Insider Rights.  Other than as disclosed in section 4.1(kk) of the TargetCo Disclosure Letter, no director, officer, insider or other party not at arm's length to TargetCo has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, participation interest or any other interest whatsoever, in any properties or assets of TargetCo or any of its subsidiaries.

(ll)
Disclosure.  The material data and information in respect of TargetCo and its subsidiaries and its and their assets, liabilities, businesses, affairs and operations (excluding data and information which is forward looking or relates to projections or forecasts or geological interpretations) provided by or on behalf of TargetCo to AcquireCo was and is accurate and correct in all material respects as at the respective dates thereof and does not omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof.

(mm)
Debt.  As at December 31, 2010, TargetCo's consolidated long-term debt and bank debt did not, in the aggregate, exceed $58.1 million, and as at September 30, 2010, TargetCo's working capital including cash was not less than $10.4 million, exclusive of any hedging obligations.  Other than as set forth in section 4.1(mm) of the TargetCo Disclosure Letter, TargetCo does not have outstanding any promissory notes or other debt securities.

(nn)	No Defaults under Agreements. Except as disclosed in section 4.1(nn) of the TargetCo Disclosure Letter:

(i)
Neither TargetCo nor any of its subsidiaries has received notice of any default under any of the leases and other title documents or any other agreement or instrument pertaining to TargetCo's or any of its subsidiaries' assets to which TargetCo or any of its subsidiaries is a party or by or to which TargetCo or any such assets are bound or subject except to the extent that such defaults would not in the aggregate have a Material Adverse Effect on TargetCo.; and

(ii)
(A) TargetCo and each of its subsidiaries is in good standing under all, and is not in default under any; and (B) to TargetCo’s knowledge there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any, leases and other title documents or any other agreements and instruments pertaining to its or their assets to which it or any of its subsidiaries is a party or by or to which it or any of its subsidiaries or such assets are bound or subject and all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and, to the knowledge of TargetCo, none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not in the aggregate have a Material Adverse Effect on TargetCo.

(oo)
No Encumbrances.  Neither TargetCo nor any of its subsidiaries has encumbered or alienated its interest in TargetCo's or such subsidiaries' assets or agreed to do so and such assets are free and clear of all encumbrances except for or pursuant to encumbrances securing the TargetCo Credit Facilities and derivative transactions with the lenders (and other affiliates) thereunder or encumbrances disclosed in the Public Record or the personal property registry in Alberta or Permitted Encumbrances or as have been disclosed in section 4.1(oo) of the TargetCo Disclosure Letter.

(pp)
Brokers and Finders.  TargetCo has not retained nor will it retain any financial advisor, broker, agent or finder or pay, or agree to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except for RBC Capital Markets which have been retained by TargetCo as financial advisor in connection with certain matters including the transactions contemplated hereby and the payment of those fees described in the agreement with RBC Capital Markets.  After the payment of such financial obligations to such financial advisor, TargetCo will not have any continuing obligations to such advisor other than those related to indemnification and confidentiality.  TargetCo has provided or made available to AcquireCo copies of all agreements and arrangements with its financial advisor.

(qq)
Employment and Officer Obligations.  Other than the TargetCo Employment Agreements, the TargetCo Plans or as disclosed in section 4.1(qq) of the TargetCo Disclosure Letter, there are no other employment or consulting services agreements, termination, severance and retention plans or policies of TargetCo or any of its subsidiaries.  The obligations of TargetCo and its subsidiaries under the TargetCo Employment Agreements and all such employment or consulting services agreements, termination, severance plans or policies for severance, termination or bonus payments or any other payments related to any incentive or similar plan of TargetCo or its subsidiaries, arising out of or in connection with the Arrangement and the transactions contemplated by this Agreement, shall not exceed $3 million.

(rr)
Confidentiality Agreements.  TargetCo hereby represents and warrants to AcquireCo that, during the twelve month period prior to the date of this Agreement, TargetCo has not entered into any confidentiality agreement in connection with a potential "change of control" transaction that does not include the restrictions substantially as set forth in paragraph 9 of the TargetCo Confidentiality Agreement.

(ss)	No Rights Plan. TargetCo has not adopted and it and its securities are not otherwise subject to any shareholder rights plan or similar plan.

(tt)
Outstanding Acquisitions.  Other than as disclosed in section 4.1(tt) of the TargetCo Disclosure Letter, neither TargetCo nor any of its subsidiaries has rights to purchase assets, properties or undertakings of third parties under any agreements to purchase.

(uu)	Tax Residency. TargetCo is not a "non-resident" within the meaning of the Tax Act.

(vv)
Competition Act.  The aggregate value of TargetCo's assets in Canada, including its subsidiaries, determined as of the time and in the manner that is prescribed by the Competition Act, does not exceed the amount set out in sections 110(7) or (8) of the Competition Act, as the case may be.  The gross revenues from sales in or from Canada generated by TargetCo's assets in Canada, determined for the annual period and in the manner that is prescribed by the Competition Act, do not exceed the amount set out in sections 110(7) or (8) of the Competition Act, as the case may be.

(ww)
Board Approval.  The TargetCo Board of Directors has unanimously approved the Arrangement and approved this Agreement, has unanimously determined that the Arrangement and this Agreement are in the best interests of TargetCo and the TargetCo Securityholders.

(xx)
Conduct of Business.  Since December 31, 2009 and except as contemplated herein, TargetCo and each of its subsidiaries has conducted and is conducting its business substantially in accordance with industry and other business and environmental practices and is in compliance in all material respects with all material Applicable Laws (including Applicable Securities Laws).

(yy)
Credit Facilities.  Neither TargetCo nor its subsidiaries has incurred any indebtedness and do not have any material financial liabilities or obligations other than the TargetCo Credit Facilities.  As of December 31, 2010, the aggregate amount of indebtedness outstanding under the TargetCo Credit Facilities is $58.1 million.  Other than as disclosed in section 4.1(yy) of the TargetCo Disclosure Letter, no letters of credit, letters of guarantee, performance, bonds or other similar instruments have been issued for the benefit of TargetCo or its subsidiaries.

(zz)	Foreign Corrupt Practices Act (both in the US and in Canada, collectively, the "FCPA"), Sanctions and Government Officials.

(i)
TargetCo is familiar with the FCPA and its purposes, including its prohibition against taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favours, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value, to: (A) an executive, official, employee or agent of a governmental department, agency or instrumentality; (B) a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business; (C) a political party or official thereof, or candidate for political office; or (D) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) ("Government Official"), in each case to obtain, retain or direct business, while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (1) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (2) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (3) securing an improper advantage.

(ii)
TargetCo and each of its subsidiaries is now in compliance with all anti-bribery and anticorruption Laws, and will remain in compliance with such Laws; TargetCo and each of its subsidiaries is now in compliance with the FCPA if it is subject to the FCPA; prior to the completion of this transaction neither TargetCo nor any of its subsidiaries will authorize, offer or make payments directly or indirectly to any Government Official that would result in a violation of the FCPA; and that no part of the payments received by them from AcquireCo will be used for any purpose that could constitute a violation of the Laws of Canada or the FCPA.

(iii)
TargetCo, its subsidiaries and their representatives have each complied with all applicable anti-money-laundering Laws and TargetCo and each of its subsidiaries has established and maintained an anti-money-laundering program in accordance with all applicable Laws.

(aaa)	Place of Principal Offices. The principal offices of TargetCo are not located within the United States.

(bbb)
Location of Assets and U.S. Sales.  The assets and property of TargetCo are located outside the United States and did not generate sales in or into the United States exceeding U.S.$63.4 million during TargetCo's most recent completed fiscal year.

(ccc)	Investment Company. TargetCo is not an "investment company" within the meaning of the United States Investment Company Act of 1940, as amended.

4.2	Representations and Warranties of AcquireCo

AcquireCo hereby makes the representations and warranties set forth in this Section 4.2 to and in favour of TargetCo and acknowledges that TargetCo is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

(a)
Organization and Qualification.  AcquireCo is a corporation duly formed and validly existing under the Laws of Nevada and has the requisite corporate power and authority to own its assets as now owned and to carry on its business as now conducted.  AcquireCo and each of its subsidiaries is duly registered to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered would not have a Material Adverse Effect on AcquireCo.  Copies of the constating documents of AcquireCo provided to TargetCo, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded.

(b)
Authority Relative to this Agreement.  AcquireCo has the requisite corporate power and authority to execute this Agreement, and AcquireCo has the requisite corporate power and authority to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by AcquireCo of the transactions contemplated hereby have been duly authorized by the AcquireCo Board of Directors and, subject to the exercise by each of the TSX and the AMEX of its discretion to require approval of the Arrangement by AcquireCo Shareholders, no other proceedings on the part of AcquireCo are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by AcquireCo and constitutes a legal, valid and binding obligation of AcquireCo enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	No Violations. Except as disclosed in writing to TargetCo, or as contemplated by this Agreement:

(i)
neither the execution and delivery of this Agreement by AcquireCo nor the consummation of the transactions contemplated hereby nor compliance by AcquireCo with any of the provisions hereof nor the consummation of the Arrangement will: (a) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the properties or assets of AcquireCo or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (i) the articles, by-laws or other constating document of AcquireCo; or (ii) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which AcquireCo or any of its subsidiaries is a party or to which it, or any of its properties or assets, may be subject or by which AcquireCo or any of its subsidiaries is bound; or (b) subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to AcquireCo or any of its subsidiaries or any of its properties or assets (except, in the case of each of clauses (a) and (b) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on AcquireCo or impede the ability of AcquireCo to consummate the transactions contemplated hereby); or (c) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on AcquireCo;

(ii)
other than in connection with or in compliance with the provisions of Applicable Laws (including the Competition Act, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and policies of the TSX and the AMEX) or which are required to be filed post-Arrangement or pursuant to this Agreement, and subject to the exercise by each of the TSX and the AMEX of its discretion to require approval of the Arrangement by AcquireCo Shareholders and the required approval of the TSX and the AMEX, as applicable, for the listing of the AcquireCo Shares, the Replacement Warrants and the AcquireCo Shares underlying the Replacement Warrants as contemplated by Section 3.2(c): (a) there is no legal impediment to AcquireCo's consummation of the transactions contemplated hereby; and (b) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of AcquireCo or any of its subsidiaries in connection with the consummation of the Arrangement and the transactions contemplated by this Agreement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on AcquireCo, or significantly impede the ability of AcquireCo to consummate the Arrangement and the transactions contemplated hereby; and

(iii)
the execution, delivery and performance of this Agreement does not and will not result in any restriction on AcquireCo or any of its subsidiaries from engaging in its business or from competing with any Person or in any geographical area and do not and will not result in a Material Adverse Effect in respect of AcquireCo or trigger or cause to arise any rights of any Person under any contract or arrangement to restrict any of the foregoing from engaging in the business currently carried on by AcquireCo or any of its subsidiaries.

(d)
Litigation.  There are no Claims in existence or pending or, to the knowledge of AcquireCo threatened or for which there is a reasonable basis, affecting or that would affect AcquireCo or affecting or that would affect its property or assets at law or equity or before or initiated by any Governmental Entity which Claim involves a possibility of any judgment against or liability of AcquireCo which, if successful, would have a Material Adverse Effect on AcquireCo, or would significantly impede or delay the ability of AcquireCo to consummate the Arrangement and the transactions contemplated by this Agreement.

(e)
Reporting Issuer Status.  AcquireCo is a reporting issuer in British Columbia, Alberta and Ontario and is in material compliance with all Applicable Canadian Securities Laws therein, and the AcquireCo Shares are listed and posted for trading on the TSX and the AMEX and AcquireCo is in material compliance with the rules of the TSX and the AMEX.

(f)
Capitalization.  As of December 31, 2010, the authorized capital of AcquireCo consists of 595,000,002 authorized shares of capital stock, of which 570,000,000 are designated as AcquireCo Shares, 25,000,000 are designated as preferred stock, par value US$0.001 per share and two shares are designated as special voting stock, par value US$0.001 per share.  As of the date hereof, there were issued and outstanding 240,440,830 AcquireCo Shares, nil issued and outstanding preferred shares, and two issued and outstanding shares of special voting stock.  Other than 10,943,058 AcquireCo Shares issuable pursuant to the AcquireCo Options under the AcquireCo Option Plan, 3,884,929 AcquireCo Shares issuable pursuant to outstanding AcquireCo Warrants, 9,870,011 AcquireCo Shares issuable upon the exchange of exchangeable shares of Gran Tierra Exchangeco Inc. and 7,811,112 AcquireCo Shares issuable upon the exchange of exchangeable shares of Goldstrike Exchange Co., there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by AcquireCo of any securities of AcquireCo (including AcquireCo Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of AcquireCo (including AcquireCo Shares).  All outstanding AcquireCo Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all AcquireCo Shares issuable pursuant to the AcquireCo Options and AcquireCo Warrants in accordance with their terms will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights.

(g)
Subsidiaries.  AcquireCo has no material subsidiaries other than as disclosed in the Public Record, and AcquireCo does not have any equity interest in any Person that owns property or owns or holds licenses or carries on business.

(h)
Ownership of Subsidiaries.  As of the date hereof, AcquireCo is the beneficial direct or indirect owner of all of the outstanding shares, partnership units and other securities, as applicable, of the subsidiaries of AcquireCo.

(i)
No Orders.  No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the AcquireCo Shares or any other securities of AcquireCo has been issued by any Securities Regulatory Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of AcquireCo, are contemplated or threatened under any Applicable Laws or by any other Governmental Entity.

(j)
No Material Adverse Change.  Since December 31, 2009, other than as disclosed in the Public Record: (i) AcquireCo and its subsidiaries has conducted its businesses only in the ordinary and normal course; (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to AcquireCo and its subsidiaries, taken as a whole, has been incurred other than in the ordinary course of business; and (iii) there has not been any Material Adverse Change in respect of AcquireCo.

(k)
Books and Records.  The records and minute books of AcquireCo and each of its subsidiaries have been maintained substantially in accordance with all Applicable Laws and are complete and accurate in all material respects.

(l)
Reports.  As of their respective dates: (i) the AcquireCo Financial Statements; (ii) AcquireCo's Form 10-K dated February 26, 2010 for the year ended December 31, 2009; (iii) AcquireCo's proxy statement for the annual meeting of AcquireCo Shareholders dated April 30, 2010; (iv) all AcquireCo press releases, material change reports, business acquisition reports or similar documents filed with the Securities Regulatory Authorities since January 1, 2009; and (v) all prospectuses or other offering documents used by AcquireCo in the offering of its securities or filed with any Securities Regulatory Authorities since January 1, 2009, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all Applicable Laws.  The AcquireCo Financial Statements and other financial statements of AcquireCo included or incorporated by reference in such forms, statements, prospectuses and other offering documents were prepared in accordance with GAAP (except: (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of AcquireCo's independent auditors; or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and present fairly in accordance with GAAP the consolidated financial position, results of operations and changes in financial position of AcquireCo on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of AcquireCo on a consolidated basis.  There has been no material change in AcquireCo accounting policies, except as described in the notes to the AcquireCo Financial Statements, since January 1, 2009.

(m)	Absence of Undisclosed Liabilities. Neither AcquireCo nor its subsidiaries have any material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for in the balance sheets and associated notes thereto included in the AcquireCo Financial Statements (the "AcquireCo Balance Sheets");

(ii)	those incurred in the ordinary course of business since the dates of the AcquireCo Balance Sheets and consistent with past practice; and

(iii)	those incurred in connection with the execution of this Agreement.

(n)
Information to Independent Engineer.  The AcquireCo Reserve Report was an accurate and a reasonable estimate in all material respects as at the effective date of such report and, except for any impact of changes in commodity prices, which may or may not be material, there has been no material adverse change in the production, costs, price, reserves, estimates of future net production revenues or other relevant information from that disclosed in those reports.  AcquireCo has provided to GLJ all material information in its or its subsidiaries' possession concerning land descriptions, well data, facilities and infrastructure, ownership and operations, future development plans and historical technical and operating data respecting the principal oil and gas assets of AcquireCo and its subsidiaries, in each case as at the effective dates of such report and, in particular, all material information respecting the interests of AcquireCo and its subsidiaries in its principal oil and gas assets and royalty burdens and net profits interest burdens thereon, and such information was accurate and correct in all material respects as at the respective dates thereof and did not omit any information necessary to make any such information provided not misleading as at the respective dates thereof and there has been no material adverse change in any of the material information so provided since the date thereof.

(o)
Environmental.  Except as disclosed in writing to TargetCo or in the Public Record, there has not occurred any material spills, emissions or pollution on any property of AcquireCo or its subsidiaries, nor has AcquireCo or its subsidiaries been subject to any stop orders, control orders, clean-up orders or reclamation orders under applicable Environmental Laws, any of which might reasonably be expected to have a Material Adverse Effect on AcquireCo.  All operations of AcquireCo and its subsidiaries have been and are now being conducted in compliance with all applicable Environmental Laws except where the failure to be in compliance would not have a Material Adverse Effect on AcquireCo.  AcquireCo is not subject to or aware of, and neither AcquireCo nor any of its subsidiaries has received:

(i)
any orders or directives under Applicable Laws that relate to environmental, health or safety matters and that require, or may require, any work, repairs, construction or capital expenditures with respect to AcquireCo's or its subsidiaries' oil and gas assets, where such orders or directives have not been complied with in all material respects; or

(ii)
any demand or notice under Applicable Laws with respect to the breach of any Environmental Laws applicable to AcquireCo's or its subsidiaries' oil and gas assets, including respecting the use, storage, treatment, transportation or disposition of any Hazardous Substances; and

(iii)	any material matter, condition or event that has arisen with respect to its assets which could give rise to any such order, directive, demand or notice.

(p)
Title.  Although it does not warrant title to its or its subsidiaries' assets, there are no defects, failures or impairments in the title of AcquireCo or its subsidiaries to their respective assets, whether or not an action, suit, proceeding or inquiry is pending or threatened in writing or whether or not discovered by any third party, which in the aggregate, could have a material adverse effect on: (i) the quantity and pre-tax present worth values of such assets; (ii) the current production volumes of AcquireCo and its subsidiaries; or (iii) the current consolidated cash flow of AcquireCo and its subsidiaries.

(q)
Conduct of Business.  Since December 31, 2009 and except as contemplated herein, AcquireCo and each of its subsidiaries has conducted and is conducting its business substantially in accordance with industry and other business and environmental practices and is in compliance in all material respects with all material Applicable Laws (including Applicable Securities Laws).

(r)	Taxes, etc.:

(i)
all Tax Returns required to be filed by or on behalf of AcquireCo or any subsidiary have been duly filed and all such Tax Returns were true and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full, and no other Taxes are payable by AcquireCo or any subsidiary with respect to items or periods covered by such Tax Returns;

(ii)
AcquireCo and each subsidiary has paid or provided adequate accruals in its consolidated financial statements for the fiscal year ended December 31, 2009 for AcquireCo’s and its subsidiaries’ respective Taxes, including income taxes and related future taxes, if applicable, for such periods, in conformity with GAAP;

(iii)
for all periods ended on or after December 31, 2009 TargetCo has been furnished by AcquireCo true and complete copies of: (a) material portions of income tax audit reports, statement of deficiencies, closing or other agreements or correspondence concerning assessments or audits pursuant to which a Governmental Entity has proposed amendments to previously filed returns received by AcquireCo or any subsidiary relating to the Taxes; and (b) any material federal, provincial, state, local or foreign income or franchise tax returns for AcquireCo and each subsidiary;

(iv)
none of AcquireCo nor any of its subsidiaries is or was a party to any action or proceeding for assessment or collection of Taxes, nor, to the knowledge of AcquireCo, has such an event been asserted or threatened against AcquireCo or its subsidiaries or any of their respective assets.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of AcquireCo or its subsidiaries.  No audit, adjustment or assessment by a Governmental Entity of AcquireCo or its subsidiaries is in process or, to the knowledge of AcquireCo’s knowledge, pending;

(v)
AcquireCo and/or a subsidiary has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act, all amounts required by Applicable Laws and will continue to do so until the Effective Time and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity;

(vi)
AcquireCo and/or a subsidiary has remitted all Canada Pension Plan contributions, employment insurance premiums, and other Taxes payable by it in respect of its employees and has or will have remitted such amounts to the proper Governmental Entity within the time required by Applicable Laws;

(vii)
none of AcquireCo nor any of its subsidiaries has liability for the Taxes of any other Person (other than any of AcquireCo's subsidiaries) by reason of Laws, contract, or otherwise, nor is AcquireCo or any of its subsidiaries a party to any agreement providing for the allocation, indemnification or sharing of Taxes;

(viii)
none of AcquireCo nor any of its Canadian subsidiaries has participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Tax Act or any comparable law of any province or territory in Canada, or in any other jurisdiction;

(ix)
there are no circumstances existing which could result in the application of sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Tax Act, or any analogous provision of any comparable law of any province or territory of Canada, to AcquireCo or any of its subsidiaries;

(x)	there are no Tax liens on any of the assets of AcquireCo or any of its subsidiaries except liens for Taxes not yet currently due and payable; and

(xi)	AcquireCo and its subsidiaries have charged, collected and remitted on a timely basis all Taxes as required by Applicable Laws on any sale, supply or delivery whatsoever made by them.

(s)
Compliance with Laws.  AcquireCo and each of its subsidiaries has complied with and is in compliance with all Laws applicable to the operation of its or their businesses, except where such non compliance would not have a Material Adverse Effect on AcquireCo or on the ability of AcquireCo to consummate the transactions contemplated hereby.

(t)
Disclosure.  The material data and information in respect of AcquireCo and its subsidiaries and its and their assets, liabilities, businesses, affairs and operations (excluding data and information which is forward looking or relates to projections or forecasts or geological interpretations) provided by or on behalf of AcquireCo to TargetCo was and is accurate and correct in all material respects as at the respective dates thereof.

4.3	Privacy Issues

(a)	For the purposes of this Section 4.3, the following definitions shall apply:

(i)
"applicable privacy laws" means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(ii)
"authorized authority" means, in relation to any Person, transaction or event, any (a) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (b) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government; (c) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (d) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

(iii)
"Personal Information" means information (other than business contact information when used or disclosed for the purpose of contacting such individual in that individual's capacity as an employee or an official of an organization and for no other purpose) about an identifiable individual transferred by a Party to the Other Party in accordance with this Agreement and/or as a condition of the Arrangement.

(b)
The Parties acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to any Party pursuant to or in connection with this Agreement (the "Disclosed Personal Information").

(c)	None of the Parties shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.

(d)
Each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement, and that the disclosure of Personal Information relates solely to the carrying on of their respective businesses and the completion of the Arrangement.

(e)
Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with Applicable Laws to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)
Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Party's obligations under the TargetCo Confidentiality Agreement and the AcquireCo Confidentiality Agreement, as applicable, and hereunder.  Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those of its employees or advisors of the respective Party who have a bona fide need to access such information to complete the Arrangement.

(g)
Where authorized by Applicable Law, each Party shall promptly notify the Other Party of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information.  To the extent permitted by Applicable Law, the Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

(h)
Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of any Party, the Other Party shall forthwith cease all use of the Personal Information acquired by the Other Party in connection with this Agreement and will return to the Party or, at the Party's request, destroy in a secure manner, the Disclosed Personal Information (and any copies) in its possession.

ARTICLE 5
CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the Parties to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified in the relevant condition precedent, of the following conditions, any of which may be waived by the mutual consent of the Parties without prejudice to their right to rely on any other of such conditions or any other conditions precedent set forth herein:

(a)
the Articles of Arrangement to be filed with the Director in accordance with the Arrangement shall be in accordance with the terms of the Plan of Arrangement and in form and substance satisfactory to each of TargetCo and AcquireCo, acting reasonably;

(b)
the Articles of Arrangement shall have been filed with the Director on or prior to April 29, 2011 and the Effective Date shall occur on or prior to the Outside Date, subject to any extension available to a Party as provided in this Agreement;

(c)	this Agreement shall not have been terminated pursuant to Article 8;

(d)
all required domestic and foreign regulatory, governmental and third party approvals and consents in respect of the completion of the Arrangement and the transactions contemplated by this Agreement shall have been obtained on terms and conditions satisfactory to TargetCo and AcquireCo, each acting reasonably, including, without limitation, conditional approval of the TSX and the AMEX of the Arrangement and the listing on the TSX and the AMEX, as applicable, of the AcquireCo Shares, the Replacement Warrants and the AcquireCo Shares underlying the Replacement Warrants as contemplated by Section 3.2(c), and all applicable domestic and foreign statutory and regulatory waiting periods shall have expired or have been terminated and no unresolved material objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period; and

(e)
no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Entity or by any elected or appointed public official or private Person in Canada or elsewhere, whether or not having the force of Law, and no Law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of Law) shall have been proposed, enacted, promulgated, amended or applied, which in the sole judgment of TargetCo or AcquireCo (as applicable), acting reasonably, in any such case makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or has had or, if the Arrangement and the transactions contemplated by this Agreement was consummated, would result in a Material Adverse Change in the affairs, operations or business of AcquireCo or TargetCo, respectively, or would have a Material Adverse Effect on the ability of the Parties to complete the Arrangement.

The foregoing conditions are for the mutual benefit of AcquireCo and TargetCo and may be asserted by AcquireCo and TargetCo regardless of the circumstances and may be waived by AcquireCo and TargetCo (with respect to such Party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which AcquireCo or TargetCo may have.

5.2	Additional Conditions to Obligations of TargetCo

In addition to the obligations set forth in Section 5.1, the obligations of TargetCo to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)
the Interim Order shall have been granted in form and substance satisfactory to TargetCo, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to TargetCo, acting reasonably, on appeal or otherwise;

(b)	the Arrangement Resolution shall have been passed by the TargetCo Shareholders in accordance with the Interim Order and in form and substance satisfactory to TargetCo, acting reasonably;

(c)	the Final Order shall have been granted in form and substance satisfactory to TargetCo, acting reasonably;

(d)
AcquireCo shall not have breached and shall have performed each covenant to be performed by it under this Agreement in all material respects; provided that, other than a breach or a non-performance which is not curable, AcquireCo shall have been provided with prompt written notice of such breach or non-performance and shall have had ten Business Days (provided that such period shall not extend beyond the Outside Date) from receipt of such notice to cure, and shall have cured within such time period, such breach or non-performance to the satisfaction of TargetCo, acting reasonably;

(e)
the representations and warranties of AcquireCo contained in Section 4.2 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except: (i) for such representations and warranties which address matters only as of a particular time, which shall have been true and correct in all respects as of such particular time; and (ii) as such representations and warranties may be affected by transactions expressly required pursuant to this Agreement or pursuant to the written consent of TargetCo), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on AcquireCo; provided, however, that, for purposes of determining the truth and completeness of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; provided that, other than a breach or untruth which is not curable, AcquireCo shall have been provided with prompt written notice of such breach or untruth and shall have had ten Business Days (provided that such period shall not extend beyond the Outside Date) from receipt of such notice to cure, and shall have cured within such time period, such breach or untruth to the satisfaction of TargetCo, acting reasonably;

(f)	no Material Adverse Change with respect to AcquireCo shall have occurred from and after the date hereof and prior to the Effective Date; and

(g)
AcquireCo shall have furnished TargetCo with certified copies of the resolutions duly passed by the AcquireCo Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby.

The conditions in this Section 5.2 are for the exclusive benefit of TargetCo and may be asserted by TargetCo regardless of the circumstances or may be waived by TargetCo in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which TargetCo may have.

5.3	Additional Conditions to Obligations of AcquireCo

In addition to the obligations set forth in Section 5.1, the obligations of AcquireCo to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)
on or prior to March 29, 2011, the Interim Order shall have been granted in form and substance satisfactory to AcquireCo, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to AcquireCo, acting reasonably, on appeal or otherwise;

(b)
the Arrangement Resolution shall have been passed by the TargetCo Shareholders on or prior to April 28, 2011, in accordance with the Interim Order and in form and substance satisfactory to AcquireCo, acting reasonably;

(c)	on or prior to April 28, 2011, the Final Order shall have been granted in form and substance satisfactory to AcquireCo, acting reasonably;

(d)	TargetCo shall have mailed the Information Circular and other documentation required in connection with the TargetCo Meeting to TargetCo Securityholders on or before March 29, 2011;

(e)	TargetCo shall have furnished AcquireCo with:

(i)	certified copies of the resolutions duly passed by the TargetCo Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii)	certified copies of the resolutions of TargetCo Shareholders duly passed at the TargetCo Meeting, approving the Arrangement Resolution;

(f)
TargetCo shall not have breached and shall have performed each covenant to be performed by it under this Agreement in all material respects; provided that, other than a breach or a non-performance which is not curable, TargetCo shall have been provided with prompt written notice of such breach or non-performance and shall have had ten Business Days (provided that such period shall not extend beyond the Outside Date) from receipt of such notice to cure, and shall have cured within such time period, such breach or non-performance to the satisfaction of AcquireCo, acting reasonably;

(g)
the representations and warranties of TargetCo contained in Section 4.1 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except: (i) for such representations and warranties which address matters only as of a particular time, which shall have been true and correct in all respects as of such particular time; and (ii) as such representations and warranties may be affected by transactions expressly required or contemplated pursuant to this Agreement or pursuant to the written consent of AcquireCo), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on TargetCo; provided, however, that, for purposes of determining the truth and completeness of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; provided that, other than a breach or untruth which is not curable, TargetCo shall have been provided with prompt written notice of such breach or untruth and shall have had ten Business Days (provided that such period shall not extend beyond the Outside Date) from receipt of such notice to cure, and shall have cured within such time period, such breach or untruth to the satisfaction of AcquireCo, acting reasonably;

(h)	no Material Adverse Change with respect to TargetCo shall have occurred or have been ascertained by AcquireCo from and after the date hereof and prior to the Effective Date;

(i)
AcquireCo shall have received (i) resignations from the directors and officers of TargetCo and its subsidiaries in form and substance satisfactory to AcquireCo, acting reasonably, which resignations shall be effective on or immediately following the Effective Time, and (ii) mutual releases executed by the Parties and the directors and officers of TargetCo and each of its subsidiaries, which mutual releases shall be delivered and effective immediately following the Effective Time in form and substance satisfactory to AcquireCo and such directors and officers acting reasonably;

(j)
AcquireCo shall be satisfied, acting reasonably, that there will be no options, warrants or other rights (including any TargetCo Options and TargetCo Warrants) requiring the issuance of any securities of TargetCo or any of its subsidiaries or any securities convertible into, or exchangeable for, or otherwise evidencing a right to acquire any securities or TargetCo or any of its subsidiaries after giving effect to the Arrangement;

(k)
the Administrative Services Agreement shall have been terminated without additional obligation or liability of TargetCo or AcquireCo on terms acceptable to AcquireCo, and TargetCo, acting reasonably, and AcquireCo shall have received an unconditional release from Connacher Oil and Gas Limited in respect of the same, on terms acceptable to AcquireCo, acting reasonably;

(l)
AcquireCo shall have been provided with a copy (stored on working electronic media and complete and accurate as of immediately prior to the Effective Time) of all electronic and computer data that pertains to the business and operations of TargetCo (both current and historical) which is contained on all computer systems and servers used by TargetCo in the operation of its business (including those which may be owned or under the control of Connacher Oil and Gas Limited), including, in particular, all electronic email and payroll data;

(m)
AcquireCo shall have received written confirmation from Connacher Oil and Gas Limited, in form satisfactory to AcquireCo, acting reasonably, that from and after the Effective Time, there will be no outstanding actions, causes of action, suits, claims, demands, covenants, obligations, contracts, liabilities, debts, duties, costs and damages in favour of Connacher Oil and Gas Limited from TargetCo relating to the Puesto Morales Agreement;

(n)
holders of not greater than 5% of the outstanding TargetCo Shares shall have validly exercised rights of dissent in respect of the Arrangement that have not been withdrawn as of the Effective Date; and

(o)	there shall not have been more than 187,743,714 TargetCo Shares outstanding on the Effective Date, including any TargetCo Shares issuable pursuant to any TargetCo Securities.

The conditions in this Section 5.3 are for the exclusive benefit of AcquireCo and may be asserted by AcquireCo regardless of the circumstances or may be waived by AcquireCo in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which AcquireCo may have.

5.4	Notice and Effect of Failure to Comply with Representations, Warranties and Covenants.

(a)
Each of TargetCo and AcquireCo shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be reasonably likely to:  (i) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect (provided that such materiality qualifier shall not apply to any representations and warranties containing qualifiers as to materiality), or (ii) result in the failure to comply with or satisfy any covenant, or agreement to be complied with by such Party hereunder; provided, however, that no such notification will affect the representations or warranties of the Parties, the covenants or agreements of the Parties or the conditions to the obligations of the Parties hereunder.

(b)
If any of the conditions precedent set forth in Sections 5.1, 5.2 or 5.3 hereof shall not be complied with or waived by the Party or Parties for whose benefit such conditions are provided on or before the date required for the performance thereof, then a Party for whose benefit the condition precedent is provided may terminate this Agreement as provided in Section 8.1; provided that, prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, the Party intending to rely thereon has delivered a written notice to the Other Party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent, and shall provide in such notice that the Other Party shall be entitled to cure any breach of a covenant or representation and warranty or other matters within ten Business Days after receipt of such notice (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date), and the Other Party shall not have cured such breach of a covenant or representation and warranty or other matters within such time period.  More than one such notice may be delivered by a Party.  If such notice has been delivered prior to the TargetCo Meeting, TargetCo or AcquireCo may elect to postpone the TargetCo Meeting until the expiry of such cure period.

5.5	Satisfaction of Conditions

The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Articles of Arrangement are filed under the CBCA to give effect to the Arrangement.

ARTICLE 6
AGREEMENT AS TO DAMAGES AND OTHER ARRANGEMENTS

6.1	AcquireCo Damages

If at any time after the execution of this Agreement:

(a)	the TargetCo Board of Directors:

(i)
withdraws, modifies, qualifies or changes in any manner which in the opinion of AcquireCo, acting reasonably, is adverse to AcquireCo, its determination, approval or recommendation with respect to the Arrangement referred to in Section 3.1(d) and Section 4.1(ww), resolves to do so or makes a public announcement to that effect (unless AcquireCo is then in material breach of its obligations hereunder and such withdrawal, modification, change or qualification relates to such breach);

(ii)	recommends that TargetCo Shareholders deposit or tender their TargetCo Shares to, vote in favour of or otherwise accept, an Acquisition Proposal; or

(iii)
fails to publicly reaffirm and maintain its determination, approval or recommendation with respect to the Arrangement to the TargetCo Securityholders, consistent with Section 3.1(d) and Section 4.1(ww) as soon as practicable (and in any event within three Business Days) of any written request to do so by AcquireCo or after the public announcement or commencement of, or the public announcement of a bona fide intention to make or propose, any bona fide Acquisition Proposal or any variation of an existing bona fide Acquisition Proposal (or if the TargetCo Meeting is scheduled to occur prior to the end of that three Business Days, prior to the TargetCo Meeting) (unless AcquireCo is then in material breach of its obligations hereunder and such failure relates to such breach);

(b)
this Agreement is terminated by TargetCo pursuant to Section 8.1(b) to permit TargetCo to enter into a binding written agreement with any Person in respect of a Superior Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 3.4);

(c)
TargetCo shall have breached or shall not have performed any covenant to be performed by it under this Agreement, or if any representation or warranty of TargetCo shall have been or become untrue, which breach, non-performance or untruth (individually or in the aggregate) causes or could reasonably be expected to cause a Material Adverse Change in respect of TargetCo or materially impedes or could reasonably be expected to impede the completion of the Arrangement and provided that, other than a breach, non-performance or untruth which is not curable (which for greater certainty shall include any breach of Section 3.4 or this Section 6.1), TargetCo shall have been provided with prompt written notice of such breach, non-performance or untruth and shall have had ten Business Days from receipt of such notice (or, if the Outside Date is less than ten Business Days from the date of such notice, such lesser period of time) to cure, and shall not have cured within such time period, such breach, non-performance or untruth to the satisfaction of AcquireCo, acting reasonably; or

(d)
a bona fide Acquisition Proposal (or amendment thereto) is publicly announced, offered or made to the TargetCo Shareholders or to TargetCo prior to the TargetCo Meeting and has not expired or been withdrawn at the time of the TargetCo Meeting, and the TargetCo Shareholders do not approve the Arrangement or the Arrangement is not submitted for their approval and such Acquisition Proposal (or any other Acquisition Proposal) is consummated within 12 months of the date of the termination of this Agreement.

TargetCo shall pay to AcquireCo (or as directed by AcquireCo) $7.9 million cash (the "TargetCo Termination Fee").  Such payment shall be made to an account designated by AcquireCo, within two Business Days after the first to occur of the events described above.  Following the occurrence of any of the events described above but prior to the payment the TargetCo Termination Fee, TargetCo shall be deemed to hold the TargetCo Termination Fee in trust for AcquireCo.  TargetCo shall only be obligated to make one payment pursuant to this Section 6.1.  Each Party acknowledges that the payment amount set out in this Section 6.1 is payment of liquidated damages which is a genuine pre-estimate of the damages which AcquireCo will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties.  TargetCo irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.  For greater certainty, the Parties agree that the payment of the TargetCo Termination Fee pursuant to this Section 6.1 is the sole monetary remedy of AcquireCo under this Agreement.  Notwithstanding the foregoing, the foregoing limitations shall not apply in the event of fraud or wilful or intentional breach or non-performance of this Agreement by TargetCo.  Nothing herein shall preclude AcquireCo from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the TargetCo Confidentiality Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

6.2	TargetCo Damages

If at any time after the execution of this Agreement, AcquireCo shall have breached or shall not have performed any covenant to be performed by it under this Agreement, or if any representation or warranty of AcquireCo shall have been or become untrue, which breach, non-performance or untruth (individually or in the aggregate) causes or could reasonably be expected to cause a Material Adverse Change in respect of AcquireCo or materially impedes or could reasonably be expected to impede the completion of the Arrangement, and provided that, other than a breach, non-performance or untruth which is not curable, AcquireCo shall have been provided with prompt written notice of such breach, non-performance or untruth and shall have had ten Business Days from receipt of such notice (or, if the Outside Date is less than ten Business Days from the date of such notice, such lesser period of time) to cure, and shall have cured within such time period, such breach, non-performance or untruth to the satisfaction of TargetCo, acting reasonably, AcquireCo shall pay to TargetCo (or as directed by TargetCo) $3.0 million cash (the "AcquireCo Termination Fee").  Such payment shall be made to an account designated by TargetCo, within two Business Days after the first to occur of the events described above.  Following the occurrence of any of the events described above but prior to the payment the AcquireCo Termination Fee, AcquireCo shall be deemed to hold the AcquireCo Termination Fee in trust for TargetCo.  AcquireCo shall only be obligated to make one payment pursuant to this Section 6.2.  Each Party acknowledges that the payment amount set out in this Section 6.2 is payment of liquidated damages which is a genuine pre-estimate of the damages which TargetCo will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties.  AcquireCo irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.  For greater certainty, the Parties agree that the payment of the AcquireCo Termination Fee pursuant to this Section 6.2 is the sole monetary remedy of TargetCo under this Agreement.  Notwithstanding the foregoing, the foregoing limitations shall not apply in the event of fraud or wilful or intentional breach or non-performance of this Agreement by AcquireCo.  Nothing herein shall preclude TargetCo from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the AcquireCo Confidentiality Agreement otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

6.3	Fees and Expenses

Subject to Sections 6.1 and 6.2 or as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

ARTICLE 7
AMENDMENT

7.1	Amendment of Agreement

This Agreement (excluding the Plan of Arrangement) may at any time and from time to time before or after the holding of the TargetCo Meeting be amended by written agreement of the Parties hereto without, subject to Applicable Laws, further notice to or authorization on the part of the TargetCo Securityholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any other conditions precedent contained herein,

provided that no such amendment which is agreed to after the Parties are granted the Interim Order by the Court may reduce or materially adversely affect the consideration to be received by TargetCo Securityholders or without approval by the TargetCo Securityholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

7.2	Amendment of Plan of Arrangement

(a)
The Parties may agree to amend the Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be:  (i) set out in writing; (ii) filed with the Court and, if made following the TargetCo Meeting, approved by the Court; and (iii) communicated to TargetCo Securityholders if and as required by the Court.

(b)
Any amendment to the Plan of Arrangement agreed to by the Parties at any time prior to or at the TargetCo Meeting, which is proposed and accepted by the TargetCo Shareholders voting at the TargetCo Meeting, shall become part of the Plan of Arrangement for all purposes.

(c)	Any amendment to the Plan of Arrangement that is approved by the Court following the TargetCo Meeting shall be effective only if it is consented to by each of the Parties.

ARTICLE 8
TERMINATION

8.1	Termination

This Agreement may be terminated by written notice promptly given to the Other Party hereto, at any time prior to the Effective Time:

(a)
by either AcquireCo or TargetCo at any time following the Outside Date provided that, if the Effective Time has not occurred prior to the Outside Date as a result of the breach by the Party seeking to terminate this Agreement pursuant to this Section 8.1(a) of any covenant, obligation, representation or warranty of such Party under this Agreement, such Party shall not be permitted to so terminate this Agreement pursuant to this Section 8.1(a);

(b)
by TargetCo to permit TargetCo to enter into a binding definitive acquisition agreement with any Person in respect of a Superior Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 3.4); provided that, TargetCo has complied with the provisions of Section 3.4 and TargetCo pays the TargetCo Termination Fee to AcquireCo prior to or concurrently with such termination;

(c)	by AcquireCo if the TargetCo Termination Fee becomes payable by TargetCo to AcquireCo in any of the circumstances contemplated by Section 6.1(a) or Section 6.1(c);

(d)	by AcquireCo if the AcquireCo Termination Fee becomes payable by AcquireCo to TargetCo and such AcquireCo Termination Fee is actually paid;

(e)	by TargetCo if the AcquireCo Termination Fee becomes payable;

(f)
by either AcquireCo or TargetCo if any Laws make the making or completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited; provided that, if prohibited by way of order, decree, ruling or similar action by any Securities Regulatory Authority or other Governmental Entity, such order decree, ruling or other action shall have become final and non-appealable and the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used all commercially reasonable efforts to remove such order, decree, ruling or other action;

(g)	by mutual written consent of AcquireCo and TargetCo; or

(h)	as provided in Section 5.4(b).

8.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no further force or effect and there shall be no obligation or liability on the part of AcquireCo or TargetCo hereunder, except as set forth in Sections 6.1, 6.2 and 6.3 and this Article 8, which provisions shall survive the termination of this Agreement. Nothing contained in this Section 8.2 shall relieve any Party from liability for any wilful breach of any provision of this Agreement, from any fraud or intentional misrepresentation and from any obligation to pay the fees and expenses set forth in Sections 6.1, 6.2 and 6.3.  No termination of this Agreement shall affect the obligations of the Parties pursuant to the TargetCo Confidentiality Agreement or the AcquireCo Confidentiality Agreement, as applicable, except to the extent specified therein. Furthermore, for greater certainty, Sections 10.9 and 10.10 shall survive any termination of this Agreement following the time at which AcquireCo appoints or elects to the TargetCo Board of Directors the individuals designated by AcquireCo pursuant to Section 2.7.

8.3	Waiver

AcquireCo and TargetCo may: (i) extend the time for the performance of any of the obligations or other acts of the Other Party; (ii) waive compliance with any of the Other Party's agreements or the fulfillment of any conditions to its own obligations contained herein; or (iii) waive inaccuracies in any of the Other Parties representations or warranties contained herein or in any document delivered by the Other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 9
NOTICES

9.1	Notices

All notices that may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally or sent by facsimile transmission:

(a)	in the case of TargetCo, to:

Petrolifera Petroleum Limited
900, 332 – 6th Avenue SW
Calgary, Alberta  T2P 0B2

Attention:	Richard A. Gusella, Executive Chairman or Gary D. Wine, President and Chief Operating Officer
Facsimile:	(403) 538-6225

with a copy to:

Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue S.W.
Calgary Alberta  T2P 4H2

Attention:	Jennifer K. Kennedy
Facsimile:	(403) 264-5973

(b)	in the case of AcquireCo to:

Gran Tierra Energy Inc.
300, 625 – 11th Avenue SW
Calgary, Alberta  T2R 0E2

Attention:	Dana Coffield, President and Chief Executive Officer
Facsimile:	(403) 265-3242

with a copy to:

Blake, Cassels & Graydon LLP
3500, 855 – 2nd Street SW
Calgary, Alberta  T2P 4J8

Attention:	Scott R. Cochlan and Scott W.N. Clarke
Facsimile:	(403) 260-9700

or such other address as the Parties may, from time to time, advise to the other Parties hereto by notice in writing. The date or time of receipt of any such notice will be deemed to be the date of delivery or the time such telecopy is received.

ARTICLE 10
GENERAL

10.1	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties hereto.

10.2	Assignment

No Party to this Agreement may assign any of its rights or obligations under this Agreement without prior written consent of the Other Party.

10.3	Disclosure

Each Party shall receive the prior consent, not to be unreasonably withheld or delayed, of the Other Party prior to issuing or permitting any director, officer, employee or agent to issue, any press release or other written statement with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, if any Party is required by law or administrative regulation or requirement of any stock exchange to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that Party will consult with the Other Party to the extent reasonably practicable as to the wording of such disclosure prior to its being made.  Each of the Parties agrees that, promptly after the entering into of this Agreement, TargetCo and AcquireCo shall jointly issue a press release, which press release shall be satisfactory in form and substance to the other Parties acting reasonably.

10.4	Costs

Except as contemplated herein (including Article 6), each Party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby, whether or not the Arrangement is completed.

10.5	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)
the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

10.6	Further Assurances

Each Party hereto shall, from time to time and at all times hereafter, at the request of the Other Party hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as may be reasonably required to fully perform and carry out the terms and intent hereof.

10.7	Time of Essence

Time shall be of the essence of this Agreement.

10.8	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the Parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Alberta.

10.9	Officers' and Directors' Insurance and Indemnities.

TargetCo shall be permitted to secure directors' and officers' liability insurance coverage, on terms satisfactory to AcquireCo, acting reasonably, for TargetCo's current and former directors and officers on a "trailing" or "run off" basis from and after the Effective Time and for a period of up to ten years (subject to availability), provided that the premiums for such coverage do not exceed $412,500.  If a trailing policy is not available, then AcquireCo agrees that, for the entire period from the Effective Time until six years after the Effective Time, AcquireCo will cause TargetCo or any successor to TargetCo to maintain TargetCo's current directors' and officers' insurance policy (a true and correct copy of which TargetCo has provided to AcquireCo prior to or as at the date hereof) or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of TargetCo than those contained in the policy in effect on the date hereof, for all present and former directors and officers of TargetCo, covering claims made prior to or within six years after the Effective Time.

AcquireCo agrees that, if it acquires TargetCo Shares pursuant to the Arrangement, it shall cause each of TargetCo and its subsidiaries, and any successor thereto, to fulfill its obligations pursuant to indemnities provided or available to past and present officers and directors of TargetCo and its subsidiaries pursuant to the provisions of the articles, by-laws or similar constating documents of TargetCo and its subsidiaries, applicable corporate legislation and any written indemnity agreements between any of TargetCo or its subsidiaries and its current and past directors and officers, true and correct copies of which have been provided to AcquireCo.

10.10	Third Party Beneficiaries

The provisions of Section 10.9 are:  (i) intended for the benefit of all present and former directors and officers of TargetCo and its subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such persons and his or her heirs, executors administrators and other legal representatives (collectively, the "Director and Officer Third Party Beneficiaries") and TargetCo shall hold the rights and benefits of Section 10.9 in trust for and on behalf of the Directors and Officer Third Party Beneficiaries and TargetCo hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Director and Officer Third Party Beneficiaries; and (ii) are in addition to, and not in substitution for, any other rights that the Directors and Officer Third Party Beneficiaries may have by contract or otherwise.

10.11	Counterparts

This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

GRAN TIERRA ENERGY INC.		PETROLIFERA PETROLEUM LIMITED

By:	/s/Shane O’Leary	By:	/s/ Gary D. Wine
	Name: Shane O’Leary		Name: Gary D. Wine
	Title: Chief Operating Officer		Title: President and Chief Executive Officer

By:	/s/ Martin Edan	By:	/s/ Kristen J. Bibby
	Name: Martin Edan		Name: Kristen J. Bibby
	Title: Chief Operating Officer		Title: Vice President Finance and Chief Financial Officer

SCHEDULE 1.1(kkk)
PLAN OF ARRANGEMENT

under Section 192 of the
Canada Business Corporations Act

ARTICLE 1
INTERPRETATION

1.1	In this Plan of Arrangement, the following terms have the following meanings:

(a)	"ABCA" means the Business Corporations Act (Alberta), as amended, including the regulations promulgated thereunder.

(b)	"AcquireCo" means Gran Tierra Energy Inc., a corporation formed under the Laws of Nevada.

(c)	"AcquireCo Shares" means the common stock of AcquireCo, US$0.001 par value.

(d)	"AcquireCo Replacement Warrant" means a warrant to acquire one AcquireCo Share issued pursuant to the AcquireCo Warrant Indenture in exchange for the TargetCo Warrants.

(e)
"AcquireCo Warrant Indenture" means the warrant indenture to be entered into as of the Effective Date between AcquireCo and a warrant trustee selected by AcquireCo, providing for the issuance of the AcquireCo Replacement Warrants.

(f)	"AMEX" means the NYSE Amex LLC.

(g)
"Arrangement", "Plan of Arrangement", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this plan of arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof.

(h)	"Arrangement Agreement" means the arrangement agreement dated as of January 17, 2011 between AcquireCo and TargetCo with respect to this Arrangement, and all amendments thereto.

(i)
"Articles of Arrangement" means the articles of arrangement in respect of this Arrangement required under subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted, giving effect to this Arrangement.

(j)	"Business Day" means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta.

(k)	"CBCA" means the Canada Business Corporations Act, as amended, including the regulations promulgated thereunder.

(l)
"Certificate" means the certificate which may be issued by the Director pursuant to subsection 192(7) of the CBCA or, if no certificate is to be issued, the proof of filing in respect of this Arrangement.

(m)	"Court" means the Court of Queen's Bench of Alberta.

(n)	"Depositary" means Computershare Trust Company of Canada, or such other Person as may be designated by AcquireCo and TargetCo.

(o)	"Director" means the Director duly appointed under section 260 of the CBCA.

(p)
"Dissenting Securityholders" means registered holders of TargetCo Shares who validly exercise the rights of dissent with respect to this Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

(q)	"Effective Date" means the date this Arrangement is effective under the CBCA.

(r)	"Effective Time" means the time at which the Articles of Arrangement are filed with the Director under the CBCA.

(s)	"Exchange Ratio" means 0.1241.

(t)
"Final Order" means the final order of the Court approving this Arrangement pursuant to subsection 192(4) of the CBCA to be applied for following the TargetCo Meeting as such order may be affirmed, amended or modified by any court of competent jurisdiction.

(u)
"Governmental Entity" means: (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign; (ii) any subdivision, agent, commission, board, regulatory authority, administrative agency or other authority of any of the foregoing; (iii) any self-regulatory authority, including the TSX and the AMEX; or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

(v)
"Interim Order" means the interim order of the Court under subsection 192(4) of the CBCA containing declarations and directions with respect to the TargetCo Meeting and this Arrangement, as such order may be affirmed, amended or modified by the Court.

(w)
"Letter of Transmittal" means the letter of transmittal to be sent to the holders of TargetCo Shares and TargetCo Warrants pursuant to which holders of TargetCo Shares and TargetCo Warrants are required to deliver certificates representing their TargetCo Shares and TargetCo Warrants, as applicable, to receive the AcquireCo Shares and/or AcquireCo Replacement Warrants, as applicable, issuable or payable to them pursuant to this Arrangement.

(x)
"Person" includes any individual, sole proprietorship, partnership, firm, joint venture, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or Governmental Entity, and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representatives of any other entity, whether or not having legal status.

(y)	"Purchaser" means ●.

(z)	"TargetCo" means Petrolifera Petroleum Limited, a corporation formed under the Federal laws of Canada.

(aa)	"TargetCo Meeting" means the special meeting of TargetCo Shareholders to be held to consider, among other things, this Arrangement and related matters, and any adjournment thereof.

(bb)	"TargetCo Securities" means, collectively, the TargetCo Shares and the TargetCo Warrants.

(cc)	"TargetCo Securityholders" means, collectively, the TargetCo Shareholders and the TargetCo Warrantholders.

(dd)	"TargetCo Shares" means the common shares of TargetCo, as constituted on the date hereof.

(ee)
"TargetCo Shareholders" means the registered or beneficial holders of TargetCo Shares, including TargetCo Shares acquired upon the exercise of TargetCo Warrants and any other securities convertible into TargetCo Shares.

(ff)	"TargetCo Warrantholders" means the holders from time to time of the TargetCo Warrants.

(gg)	"TargetCo Warrant Indenture" means the warrant indenture dated August 28, 2009 between TargetCo and Valiant Trust Company, as the same may be amended from time to time.

(hh)	"TargetCo Warrants" means warrants to acquire TargetCo Shares issued pursuant to the TargetCo Warrant Indenture.

(ii)	"Tax Act" means the Income Tax Act (Canada), including the regulations promulgated thereunder, as amended from time to time.

(jj)	"TSX" means the Toronto Stock Exchange.

1.2
The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3	Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

1.5
In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7	All dollar amounts referred to in this Plan of Arrangement are in Canadian funds, unless otherwise indicated herein.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2
This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, if any, shall become effective on, and be binding on and after, the Effective Time on: (i) the TargetCo Securityholders; (ii) TargetCo; (iii) Purchaser; and (iv) AcquireCo.

2.3
The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety.  The Certificate shall be conclusive evidence that this Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein.

ARTICLE 3
ARRANGEMENT

3.1
Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

Dissenting Securityholders

(a)
the TargetCo Shares held by Dissenting Securityholders shall be deemed to have been transferred to TargetCo (free of any claims) and cancelled and such Dissenting Securityholders shall cease to have any rights as TargetCo Shareholders other than the right to be paid the fair value of their TargetCo Shares in accordance with Article 4;

Exchange of TargetCo Shares

(b)
the TargetCo Shares held by TargetCo Shareholders (other than those previously held by Dissenting Securityholders) shall be sold, assigned and transferred to Purchaser (free and clear of all liens, claims and encumbrances) in exchange for such number of AcquireCo Shares as is equal to the number of TargetCo Shares so exchanged, multiplied by the Exchange Ratio; and

Exchange of TargetCo Warrants

(c)
each outstanding TargetCo Warrant shall be sold, assigned and transferred to AcquireCo in exchange for a number of AcquireCo Replacement Warrants equal to the product of one multiplied by the Exchange Ratio; the exercise price for each such AcquireCo Replacement Warrant will be equal to the exercise price of the TargetCo Warrant so exchanged divided by the Exchange Ratio (rounded up to the nearest whole cent); and the expiry date of such AcquireCo Replacement Warrant will be the same as for the TargetCo Warrant so exchanged.  The AcquireCo Replacement Warrants shall be governed by the AcquireCo Warrant Indenture.

3.2	With respect to each TargetCo Securityholder (other than Dissenting Securityholders), at the Effective Time:

(a)	upon the exchange of TargetCo Shares for AcquireCo Shares pursuant to Subsection 3.1(b):

(i)
each former TargetCo Shareholder shall cease to be the holder of the TargetCo Shares so exchanged and the name of each such TargetCo Shareholder shall be removed from the register of holders of TargetCo Shares;

(ii)	Purchaser shall become the holder of the TargetCo Shares so exchanged and shall be added to the register of holders of TargetCo Shares in respect thereof; and

(iii)
each such former TargetCo Shareholder shall become a holder of the AcquireCo Shares so exchanged, which AcquireCo Shares will be issued and held in an agency relationship by the Depositary for the benefit of such former TargetCo Shareholder and released from such agency relationship to such former TargetCo Shareholder upon the delivery to the Depositary of a duly completed Letter of Transmittal, together with the certificates representing such TargetCo Shares, and such former TargetCo Shareholder shall be added to the register of holders of AcquireCo Shares on the Effective Date; and

(b)	upon the exchange of TargetCo Warrants for AcquireCo Replacement Warrants pursuant to Subsection 3.1(c):

(i)
each former TargetCo Warrantholder shall cease to be the holder of the TargetCo Warrants so exchanged and the name of each such TargetCo Warrantholder shall be removed from the register of holders of TargetCo Warrants;

(ii)	AcquireCo shall become the holder of the TargetCo Warrants so exchanged and shall be added to the register of holders of TargetCo Warrants in respect thereof; and

(iii)
each such former TargetCo Warrantholder shall become a holder of the AcquireCo Replacement Warrants so exchanged, which AcquireCo Replacement Warrants will be issued and held in an agency relationship by the Depositary for the benefit of such former TargetCo Warrantholder and released from such agency relationship to such former TargetCo Warrantholder upon the delivery to the Depositary of a duly completed Letter of Transmittal, together with the certificates representing such TargetCo Warrants, and such former TargetCo Warrantholder shall be added to the register of holders of AcquireCo Replacement Warrants on the Effective Date.

ARTICLE 4
DISSENTING SECURITYHOLDERS

4.1
Each registered holder of TargetCo Shares shall have the right to dissent with respect to this Arrangement in accordance with the Interim Order.  A Dissenting Securityholder shall, at the Effective Time, cease to have any rights as a TargetCo Shareholder and shall only be entitled to be paid the fair value of the Dissenting Securityholder's TargetCo Shares by TargetCo.  A Dissenting Securityholder who is paid the fair value of its TargetCo Shares shall be deemed to have transferred its TargetCo Shares to TargetCo, notwithstanding the provisions of section 190 of the CBCA.  A Dissenting Securityholder who for any reason is not entitled to be paid the fair value of its TargetCo Shares shall be treated as if the Dissenting Securityholder had participated in this Arrangement on the same basis as a non-dissenting TargetCo Shareholder notwithstanding the provisions of section 190 of the CBCA.  The fair value of the TargetCo Shares shall be determined as of the close of business on the last Business Day before the day on which this Arrangement is approved by the TargetCo Shareholders at the TargetCo Meeting; but in no event shall AcquireCo or TargetCo be required to recognize such Dissenting Shareholder as a securityholder of AcquireCo, TargetCo or Purchaser after the Effective Time and the name of such holder shall be removed from the applicable register as at the Effective Time.  For greater certainty, in addition to any other restrictions in section 190 of the CBCA, no Person who has voted in favour of this Arrangement shall be entitled to dissent with respect to this Arrangement. In addition, a TargetCo Shareholder may only exercise dissent rights in respect of all, and not less than all, of its TargetCo Shares.

ARTICLE 5
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

5.1
From and after the Effective Time, certificates formerly representing TargetCo Securities that were exchanged under Section 3.1 shall represent only the right to receive the consideration to which the TargetCo Securityholders are entitled under this Arrangement, or as to those held by Dissenting Securityholders, other than those Dissenting Securityholders deemed to have participated in this Arrangement pursuant to Section 4.1, to receive the fair value of the TargetCo Shares represented by such certificates.

5.2
Subject to the provisions of the Letter of Transmittal, AcquireCo shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former TargetCo Shareholder of a duly completed Letter of Transmittal and the certificates representing such TargetCo Shares, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal; or

(b)	if requested by such holder in the Letter of Transmittal, make available or cause to be made available at the Depositary for pickup by such holder,

certificates representing the number of AcquireCo Shares issued to such holder under this Arrangement.

5.3
Subject to the provisions of the Letter of Transmittal, AcquireCo shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former TargetCo Warrantholder of a duly completed Letter of Transmittal and the certificates representing such TargetCo Warrants, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal; or

(b)	if requested by such holder in the Letter of Transmittal, make available or cause to be made available at the Depositary for pickup by such holder,

certificates representing the number of AcquireCo Replacement Warrants issued to such holder under this Arrangement.

5.4
If any certificate which immediately prior to the Effective Time represented an interest in outstanding TargetCo Shares or TargetCo Warrants that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to this Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with this Arrangement.  The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of TargetCo and AcquireCo and their respective transfer agents, which bond is in form and substance satisfactory to each of the TargetCo and AcquireCo and their respective transfer agents, or shall, to the extent agreed by AcquireCo and TargetCo, otherwise indemnify TargetCo and AcquireCo and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5
All dividends or other distributions, if any, made with respect to any AcquireCo Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary, in trust, for the registered holder thereof.  Subject to Section 5.6, the Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions to which such holder is entitled, net of applicable withholding and other taxes.

5.6
Any certificate formerly representing TargetCo Shares or TargetCo Warrants that is not deposited with all other documents as required by this Plan of Arrangement on or before, in the case of the TargetCo Shares, the sixth anniversary of the Effective Date and, in the case of the TargetCo Warrants, the expiry date of such TargetCo Warrants, shall cease to represent a right or claim of any kind or nature including the right of the holder of such TargetCo Securities to receive AcquireCo Shares (and any dividend and distributions thereon) and AcquireCo Replacement Warrants, as applicable.  In such case, any dividend and distributions on the AcquireCo Shares will be delivered to AcquireCo and such AcquireCo Shares and AcquireCo Replacement Warrants shall be cancelled.

5.7
No certificates representing fractional AcquireCo Shares or AcquireCo Replacement Warrants shall be issued under this Arrangement.  In lieu of any fractional shares or warrants (after aggregating all fractions of AcquireCo Shares and AcquireCo Replacement Warrants issuable to such TargetCo Shareholder or TargetCo Warrantholder, as applicable): (a) each registered holder of TargetCo Shares otherwise entitled to a fractional interest in an AcquireCo Share will receive the nearest whole number of AcquireCo Shares, respectively (with fractions equal to or greater than 0.5 being rounded up); and (b) each registered holder of TargetCo Warrants otherwise entitled to a fractional interest in an AcquireCo Replacement Warrant will receive the nearest whole number of AcquireCo Replacement Warrants (with fractions equal to or greater than 0.5 being rounded up).

ARTICLE 6
AMENDMENTS

6.1
AcquireCo or TargetCo may amend this Plan of Arrangement at any time and from time to time and for any reason whatsoever prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) approved by the other party; (iii) filed with the Court and, if made following the TargetCo Meeting, approved by the Court; and (iv) communicated to Target Securityholders if and as required by the Court.

6.2
Any amendment to this Plan of Arrangement may be proposed by AcquireCo or TargetCo at any time prior to or at the TargetCo Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the TargetCo Shareholders voting at the TargetCo Meeting, shall become part of this Plan of Arrangement for all purposes.

6.3
AcquireCo and TargetCo may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the TargetCo Meeting and prior to the Effective Time with the approval of the Court.

6.4
In addition to and not withstanding the foregoing, any amendment, modification or supplement to this Plan of Arrangement that concerns a matter which, in the reasonable opinion of AcquireCo and TargetCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former holder of TargetCo Shares may be made prior to or following the Effective Time by AcquireCo and TargetCo without filing with, or approval by, the Court.

ARTICLE 7
WITHHOLDING RIGHTS

7.1
AcquireCo, TargetCo, Purchaser and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any TargetCo Securityholders such amounts as AcquireCo, TargetCo, Purchaser or the Depositary determines, acting reasonably, are required or permitted pursuant to the Tax Act, the United States Internal Revenue Code of 1986, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the TargetCo Securityholder in respect of which such deduction and withholding was made; provided that, such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 8
FURTHER ASSURANCES

8.1
Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to document or evidence any of the transactions or events set out herein.  TargetCo and AcquireCo may agree not to implement this Plan of Arrangement, notwithstanding the passing of the resolution approving this Arrangement by the TargetCo Shareholders and the receipt of the Final Order.

Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Gran Tierra undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.